Exhibit 10.2

CONTRIBUTION AND SUPPORT AGREEMENT

This CONTRIBUTION AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 14, 2013, is made by and among Blue Eagle Holdings, L.P., a Delaware limited partnership (“Parent”), and the undersigned shareholders of the Company (the “Investors”). Parent and the Investors are sometimes individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement (as defined herein).

RECITALS

A.           Immediately following the execution and delivery of this Agreement, Parent, Innotrac Corporation, a Georgia corporation (the “Company”), and Blue Eagle Acquisition Sub, Inc., a Georgia corporation and a wholly-owned subsidiary of Parent (“Purchaser”), will enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”).

B.           On the terms and subject to the conditions set forth in the Merger Agreement, (i) Purchaser will commence a tender offer to purchase (the “Offer”) all of the issued and outstanding shares of common stock of the Company, par value $0.10 per share (the “Common Stock”), at an offer price equal to the Offer Price payable to the seller in cash, without interest, subject to withholding of taxes required by applicable Law and (ii) following the consummation of the Offer and at the Effective Time, Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, whereby each issued and outstanding share of Common Stock (other than Excluded Shares) will be converted into the right to receive the Common Merger Consideration payable to the seller in cash, without interest, subject to withholding of taxes required by applicable Law.

C.           Each Investor beneficially owns the number of shares of Common Stock set forth opposite such Investor’s name on Schedule I hereto under the heading “Investor Owned Shares” (such shares of Common Stock, together with any other shares of Common Stock the beneficial ownership of which is directly or indirectly acquired by such Investor until the termination of this Agreement pursuant to the terms hereof, are collectively referred to herein as the “Investor Owned Shares”).

D.           At the Contribution Closing (as defined herein), each Investor will contribute to Parent all of the Investor Owned Shares owned by such Investor.

E.           In exchange for the Investor Owned Shares contributed by each Investor, at the Contribution Closing, Parent will issue and deliver to such Investor (the “Exchange”) the number of preferred units in Parent (“Preferred Units”) set forth opposite such Investor’s name on Schedule I hereto under the heading “Exchange Units” (such Preferred Units, the “Exchange Units”).

F.           The Contribution and Exchange is intended to qualify as a contribution of property in exchange for a partnership interest under Section 721 of the Code.

G.           Immediately following the Contribution Closing, Parent will cause one or more of its Affiliates to acquire from each Investor the number of Exchange Units set forth opposite such Investor’s name on Schedule I hereto under the heading “Purchased Units”) (such Exchange Units, the “Purchased Units”) pursuant to the terms and conditions of a unit purchase agreement in substantially the form attached hereto as Exhibit A (the “Unit Purchase Agreement”).

H.            In order to facilitate the Contribution and Exchange in accordance with the requirements of Rule 14d-10(a)(2) promulgated under the Exchange Act with respect to the Offer, none of the Investors will tender any of the Investor Owned Shares in connection with the Offer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

CONTRIBUTION AND EXCHANGE; PURCHASE AND SALE of purchased units

Section 1.1           Contribution and Exchange.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Contribution Closing, (i) each Investor shall transfer, contribute and deliver to Parent all of such Investor’s Investor Owned Shares, free and clear of all Liens other than any such Lien arising hereunder and any applicable restriction on transfer under applicable securities Law, and (ii) in exchange for such Investor Owned Shares, Parent shall issue and deliver to such Investor the number of Exchange Units set forth opposite such Investor’s name on Schedule I hereto.

(b)           Each Investor shall be deemed to have contributed to the capital of Parent securities with a fair market value equal to (i) the Offer Price multiplied by (ii) the number of Investor Owned Shares contributed to Parent by such Investor hereunder. The aggregate fair market value of each Investor’s Investor Owned Shares is set forth opposite such Investor’s name on Schedule I hereto.

(c)           The Contribution and Exchange is intended to qualify as a contribution of property in exchange for a partnership interest under Section 721 of the Code. The parties agree to file all applicable income tax returns consistent with such treatment and not take any position inconsistent with such treatment.

Section 1.2           Contribution Closing.  Subject to the satisfaction or waiver of the conditions to the Contribution set forth in Section 1.3, the closing of the Contribution and Exchange (the “Contribution Closing”) will take place immediately after Purchaser’s acceptance of the shares of Common Stock tendered pursuant to the Offer at the offices of Kilpatrick Townsend & Stockton LLP, 1100 Peachtree Street NE, Suite 2800, Atlanta, Georgia 30309-4528. At the Contribution Closing, each Investor will deliver or cause to be delivered to Parent (a) stock certificates, if any, representing such Investor’s Investor Owned Shares, with duly executed stock powers attached in proper form to enable delivery and transfer of such Investor Owned Shares from such Investor to Parent or its designees and (b) a counterpart signature page to the Amended and Restated Limited Partnership Agreement of Parent, in substantially the form attached hereto as Exhibit B (the “Limited Partnership Agreement”). Upon receipt of the foregoing deliveries by Parent, and effective as of the Contribution Closing, each Investor will be admitted as a limited partner of Parent. The rights, privileges and preferences of the Exchange Units issued to each Investor shall be as set forth in the Limited Partnership Agreement. The date upon which the Contribution Closing occurs is the “Contribution Closing Date”.

Section 1.3           Conditions to Contribution and Exchange.

(a)           Conditions to Parent’s Obligations.   The obligations of Parent to consummate the Contribution and Exchange are subject to the satisfaction or waiver by Parent of the following conditions:

(i)          all of the conditions to the consummation of the Merger under the Merger Agreement shall have been satisfied;

(ii)         the representations and warranties of each Investor contained in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Contribution Closing Date with the same force and effect as if made on and as of such date;

(iii)        each Investor shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Contribution Closing; and

(iv)        no Restraint shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Contribution and Exchange or making the consummation of the Contribution and Exchange illegal.

(b)          Conditions to Investors’ Obligations.   The obligations of each Investor to consummate the Contribution and Exchange are subject to the satisfaction or waiver by such Investor of the following conditions:

(i)          all of the conditions to the consummation of the Merger under the Merger Agreement shall have been satisfied;

(ii)         the representations and warranties of Parent contained in Article V of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Contribution Closing Date with the same force and effect as if made on and as of such date;

(iii)        Parent shall have performed in all material respects all of its obligations under this Agreement required to be performed by it at or prior to the Contribution Closing; and

(iv)        no Restraint shall be in effect enjoining, restraining, preventing or prohibiting the consummation of the Contribution and Exchange or making the consummation of the Contribution and Exchange illegal.

Section 1.4         Purchase and Sale of Purchased Units.   Immediately following the Contribution Closing (the “Purchase and Sale Closing”), Parent will cause one or more of its Affiliates to acquire from each Investor the number of Purchased Units set forth opposite such Investor’s name on Schedule I hereto pursuant to the terms and conditions set forth in the Unit Purchase Agreement. Upon the Purchase and Sale Closing, (a) each Investor shall deliver to Parent a copy of the Unit Purchase Agreement, duly executed by such Investor, and (b) Parent shall cause its designated Affiliate(s) to deliver to each Investor a copy of the Unit Purchase Agreement, duly executed by such Affiliate.

ARTICLE II

COVENANTS REGARDING INVESTOR OWNED SHARES

Section 2.1          Agreement Not to Tender.   Each Investor agrees that such Investor shall not, without the prior written consent of Parent, directly or indirectly, tender such Investor’s Investor Owned Shares into the Offer in any manner. Each Investor agrees to comply in all respects with Rule 14e-5 promulgated under the Exchange Act (notwithstanding whether such Investor would be subject to Rule 14e-5).

Section 2.2           Voting Agreement.

(a)          From and after the date hereof, at any meeting of the Company’s shareholders (or any adjournment or postponement thereof), however called, each Investor separately agrees to vote (or cause to be voted) in person or by proxy all of such Investor’s Investor Owned Shares:

(i)          in favor of (and shall provide written consent to) the approval of the Merger Agreement and the Transaction (and in favor of any actions and proposals required, or submitted for approval at any meeting of the Company shareholders, in furtherance thereof);

(ii)         against (and shall not provide any written consent to) any proposal presented to the Company’s shareholders for approval at any meeting of the Company’s shareholders, or any written consent in lieu thereof, if the action, transaction or agreement that is the subject of such proposal, following approval by the Company’s shareholders would reasonably be expected, directly or indirectly, to result in a breach by the Company of any covenant, representation, warranty or other obligations of the Company set forth in the Merger Agreement; and

(iii)        against (and shall not provide any written consent to) the following actions or proposals (other than the Transaction): (A) any Takeover Proposal; (B) the adoption of any Acquisition Agreement or any other agreement relating to a Takeover Proposal, (C) any nominee for election to the Board other than (x) a Person nominated by the Board or any committee thereof and/or (y) Scott D. Dorfman; or (D) any other action or proposal to be voted upon by the Company’s shareholders at any meeting of the Company’s shareholders, or any written consent in lieu thereof, if such action or proposal would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transaction.

(b)          Each Investor separately agrees to cause such Investor’s Investor Owned Shares to be duly counted for purposes of determining that a quorum is present and for purposes of recording the results of any vote or consent required pursuant to Section 2.2(a).

(d)          Parent acknowledges that each Investor has entered into this Agreement solely in his, her or its capacity as the record or beneficial owner of his, her or its Investor Owned Shares (and not in any other capacity, including any capacity as a director or officer of the Company). Nothing herein shall limit or affect any actions taken by any Investor in such Investor’s capacity as a director or officer of the Company, or require any Investor to take any action in such Investor’s capacity as a director or officer of the Company. Without limiting the foregoing, and for the avoidance of doubt, nothing in this Section 2.2(c) shall affect any of the rights or remedies of Parent and Purchaser under the Merger Agreement or relieve the Company from any breach or violation of the Merger Agreement caused by any action or omission of any Investor (in such Investor’s capacity as a director or officer of the Company or otherwise).

Section 2.3           Irrevocable Proxy.

(a)          In furtherance of each Investor’s agreements in Sections 2.1 and 2.2 of this Agreement, each Investor hereby appoints Parent and Parent’s designees, and each of them individually, as such Investor’s proxy and attorney-in-fact (with full power of substitution) (the “Proxyholders”), for and in the name, place and stead of such Investor, to vote all Investor Owned Shares owned by such Investor (at any meeting of the Company’s shareholders (or any adjournment or postponement thereof), however called), or to execute one or more written consents in respect of such Investor Owned Shares with respect to the matters described in Section 2.2(a) of this Agreement. If any Investor fails for any reason to be counted as present or to vote (including by written consent, if applicable) such Investor’s Investor Owned Shares in accordance with the requirements of Section 2.2(a) above, then Parent shall have the right to cause to be present or vote such Investor’s Investor Owned Shares in accordance with the provisions of Section 2.2(a). The Proxyholders may not exercise this irrevocable proxy on any matter except as provided above. Each Investor may vote such Investor’s Investor Owned Shares on all other matters.

(b)          The proxy granted pursuant to Section 2.3(a) shall (i) be valid and irrevocable until the valid termination of this Agreement in accordance with (or as otherwise provided in) Article VI hereof and (ii) automatically terminate upon the valid termination of this Agreement in accordance with (or as otherwise provided in) Section 6.1 hereof. Each Investor represents that any and all other proxies and powers of attorney heretofore given in respect of such Investor’s Investor Owned Shares owned by such Investor are revocable, and that such other proxies have been revoked. Each Investor affirms that the foregoing proxy is: (A) given (I) in connection with the execution of the Merger Agreement and (II) to secure the performance of such Investor’s duties under this Agreement, (B) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (C) intended to be irrevocable prior to valid termination of this Agreement or as otherwise provided in Section 6.1 hereof. All authority herein conferred shall survive the death, bankruptcy or incapacity of such Investor and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of such Investor.

Section 2.4           Documentation and Information; Schedule 13E-3.

(a)          Each Investor (i) consents to and authorizes the publication and disclosure by Parent of such Investor’s identity and holdings of such Investor’s Investor Owned Shares and the nature of such Investor’s commitments, arrangements and understandings under this Agreement, in any press release, the Offer Documents or any other disclosure document required in connection with the Transaction, and (ii) will use reasonable best efforts to give to Parent, as promptly as practicable, any information reasonably related to the foregoing as it may reasonably require for the preparation of any such disclosure documents. Each Investor will use reasonable best efforts to notify Parent, as promptly as practicable, of any required corrections with respect to any written information supplied by such Investor specifically for use in any such disclosure document, if and to the extent such Investor becomes aware that any such information has become false or misleading in any material respect.

(b)          Without limiting the generality of the foregoing, on the date the Offer Documents and the Schedule 14D-9 are initially filed with the SEC, the Investors (together with the Company and Purchaser) shall, in a manner that complies with Rule 13e-3 promulgated under the Exchange Act, jointly file with the SEC the Schedule 13E-3 and shall jointly with the Company and Purchaser mail the Schedule 13E-3 to the holders of Common Stock promptly after filing the Schedule 13E-3 with the SEC. Each Investor shall promptly correct any information provided by it for use in the Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect, and each Investor shall take all steps necessary to amend or supplement the Schedule 13E-3 and to cause the Schedule 13E-3, as so amended or supplemented, to be filed with the SEC and disseminated to the Company’s shareholders, in each case as and to the extent required by the Exchange Act. Each Investor and the counsel for the Investors shall be given a reasonable opportunity to review the Schedule 13E-3 before it is filed with the SEC. Each Investor shall promptly notify Parent and the Company upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Schedule 13E-3, and shall provide Parent and the Company with copies of all correspondence (or telephonic notice of any oral responses or discussions) with the SEC (or the staff of the SEC). Each Investor shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Schedule 13E-3. Prior to the filing of any amendment or supplement to the Schedule 13E-3 or responding to any comments of the SEC (or the SEC staff) with respect to the Schedule 13E-3, each Investor shall have a reasonable opportunity to review and to propose comments on such document or response.

Section 2.5           Other Actions.  Each Investor agrees not to enter into any agreement or commitment with any Person the effect of which would, or would reasonably be expected to, violate, be inconsistent with or otherwise frustrate the purposes of the provisions and agreements set forth in this Article II.

ARTICLE III

STANDSTILL AND NON-SOLICITATION

Section 3.1           Standstill in Respect of Investor Owned Shares.  Each Investor hereby agrees that, from and after the date hereof until the earlier of the Effective Time and the valid termination of the Merger Agreement, such Investor shall not, directly or indirectly, unless (i) specifically requested by Parent in writing or (ii) expressly contemplated by the terms of this Agreement or the Merger Agreement:

(a)          sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of such Investor’s Investor Owned Shares; provided that this Section 3.1(a) shall not limit or preclude any Investor’s right to Transfer any Investor Owned Shares to any Permitted Transferee solely for estate planning or charitable purposes, provided that, (i) the Investor provides at least three Business Days advance written notice to Parent of such proposed transfer (including providing such other information and documentation related to the proposed Permitted Transferee as Parent may reasonably request), (ii) such Permitted Transferee agrees in a written agreement with Parent in form and substance satisfactory to Parent, in its reasonable discretion, to hold such Investor Owned Shares pursuant to, and to be bound by, the terms and conditions of this Agreement as an “Investor” hereunder, and to make each of the representations and warranties (which may be made in reliance upon a certificate from the Investor) hereunder in respect of the Investor Owned Shares transferred as such Investor shall have made hereunder and (iii) an opinion, in form and substance reasonably acceptable to Parent, of counsel that is knowledgeable in securities matters to the effect that such Transfer was made in accordance with applicable securities Laws and that this Agreement is binding upon and enforceable against such Permitted Transferee; provided, further, in the event that any proposed Permitted Transferee does not comply with the obligations imposed hereunder with respect to the Investor Owned Shares purported to be transferred to such Person, such transfer shall be deemed null and void ab initio;

(b)          acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any assets of the Company or any Company Subsidiary;

(c)          make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote or consent to, or otherwise take any action intended to advise or influence any Person with respect to the voting of, or giving consent with respect to, any voting securities of the Company, other than in support of the Transaction and the Merger Agreement;

(c)          make any public announcement with respect to, or submit a proposal for, or offer for (with or without conditions) any extraordinary transaction involving the Company, any Company Subsidiary or their securities or assets;

(d)          form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any of the foregoing;

(e)          seek, in any way which may be reasonably likely to require, involve or trigger public disclosure of such request pursuant to applicable Law, to have any provision of this Section 3.1 amended, modified or waived; or

(f)          otherwise take, directly or indirectly, any actions with the purpose of avoiding or circumventing any provision of this Section 3.1 or which would reasonably be expected to have the effect of preventing, impeding, interfering with or adversely affecting the consummation of the Transaction or its ability to perform his, her or its obligations under this Agreement.

Any action taken in violation of the foregoing shall be null and void ab initio.

Section 3.2          Dividends, Distributions, Etc. in Respect of Investor Owned Shares; Additional Investor Owned Shares. In the event of a share dividend or share distribution, or any change in the shares of Common Stock by reason of any share dividend or share distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Investor Owned Shares” shall be deemed to refer to and include the Investor Owned Shares as well as all such share dividends and share distributions and any securities into which or for which any or all of the Investor Owned Shares may be changed or exchanged or which are received in such transaction. Each Investor hereby agrees, during the term of this Agreement, to promptly notify Parent of any new shares of Common Stock acquired by such Investor, if any, after the execution of this Agreement. Any such shares of Common Stock shall be subject to the terms of this Agreement as though owned by such Investor on the date of this Agreement.

Section 3.3           Competing Proposals in Respect of Investor Owned Shares.

(a)          Each Investor shall not, and shall use his, her or its reasonable best efforts to ensure that each of his, her or its Representatives and Affiliates do not, directly or indirectly: (i) solicit or initiate, or knowingly facilitate or encourage (including by way of providing information), any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, a Takeover Proposal; (ii) participate in any negotiations regarding, or furnish to any person (other than Parent, the Company, any other Investor or any Representatives of such Investor, Parent, the Company or any other Investor) any nonpublic information with respect to, any Takeover Proposal; or (iii) engage in discussions with any Person (other than Parent, the Company, any other Investor or any Representatives of such Investor, Parent, the Company or any other Investor) with respect to any Takeover Proposal. Notwithstanding the foregoing, nothing in this Agreement shall prohibit an Investor (A) who is an officer or director of the Company from taking any action in the Investor’s capacity as an officer or director of the Company that is permitted to be taken by an officer or director of the Company under Section 4.02 of the Merger Agreement and (B) from engaging in discussions with a third party that the Company is permitted to engage in discussions with regarding a Takeover Proposal or Acquisition Transaction pursuant to Section 4.02(c) or 4.02(g) of the Merger Agreement regarding such Investor’s equity participation, investment or reinvestment in a Takeover Proposal or an Acquisition Transaction; provided that prior to the termination of this Agreement, no Investor will enter into any agreement with respect to any of the foregoing.

(b)         If any Investor, or any of his, her or its Representatives, at any time during the period beginning on the date hereof and ending on the valid termination of this Agreement, receives any bona fide Takeover Proposal (or any other inquiry regarding a potential Takeover Proposal) from a potential bidder or its Representatives, then such Investor shall promptly: (i) advise the Company and Parent in writing of such Takeover Proposal or inquiry (including the identity of the Person making or submitting such Takeover Proposal or inquiry and the material terms and conditions thereof); and (ii) provide the Company and Parent with copies of all documents and other written communications received by such Investor setting forth the terms and conditions of such Takeover Proposal or inquiry.

(c)          Each Investor shall, and shall ensure that each of his, her or its Representatives and Affiliates (if applicable), immediately terminate and cause to be terminated any existing solicitation by such Investor, his, her or its Representatives or Affiliates of, or discussions or negotiations between such Investor, his, her or its Representatives or Affiliates and, any Person relating to any Takeover Proposal, and such Investor shall be responsible for any breach of this Agreement by his, her or its Representatives or Affiliates.

(d)          Each Investor agrees that such Investor will promptly inform each of his, her or its Representatives and his, her or its Affiliates’ Representatives of the obligations undertaken in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor hereby severally and not jointly represents and warrants to Parent as follows:

Section 4.1           Binding Nature of Agreement.  This Agreement has been duly and validly executed and delivered by such Investor and, assuming that this Agreement constitutes the valid and binding agreement of Parent, constitutes the valid and binding agreement of such Investor, enforceable against such Investor in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.2           Ownership of Shares.  As of the date hereof, such Investor beneficially owns the number of Investor Owned Shares set forth opposite the name of such Investor on Schedule I hereto under the heading “Investor Owned Shares”. Such Investor has the sole power to vote (or cause to be voted) such Investor Owned Shares and has good and valid title to such Investor Owned Shares, free and clear of any and all Liens, other than those created by this Agreement or restrictions on transfer arising under applicable securities Law. At the Contribution Closing, such Investor will transfer good and valid title to such Investor’s Investor Owned Shares, free and clear of all Liens, other than those created by this Agreement or restrictions on transfer arising under applicable securities Law.

Section 4.3           No Conflicts.  Neither the execution and delivery of this Agreement by such Investor, nor the consummation by such Investor of the transactions contemplated hereby, will result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Investor is a party or by which such Investor or any of such Investor’s Investor Owned Shares or such Investor’s assets may be bound, or (ii) violate any applicable Law, except, with respect to any of the foregoing clauses (i) and (ii), as does not and would not reasonably be expected to impair such Investor’s ability to perform his, her or its obligations under this Agreement.

Section 4.4           Investment Intent.   Each Investor is acquiring the Exchange Units for such Investor’s own account, for investment only, and not with a view to any resale or public distribution thereof. Each Investor agrees that such Investor will not offer to sell or otherwise dispose of the Exchange Units to be held by it in violation of any applicable Law. Each such Investor acknowledges that (a) the Exchange Units have not been registered under the Securities Act, or any state or foreign securities Laws, (b) there is no public market for the Exchange Units and there can be no assurance that a public market shall develop, (c) the Exchange Units are subject to the restrictions on transfer set forth in the Limited Partnership Agreement and (d) such Investor must bear the economic risk of its investment in the Exchange Units to be held by it for an indefinite period of time. Each Investor has all requisite legal power and authority to acquire the Exchange Units in accordance with the terms of this Agreement and is an “accredited investor” within the meaning of the Rule 501 promulgated under the Securities Act. Such Investor has been given the opportunity to consult with independent legal counsel regarding such Investor’s rights and obligations under the Limited Partnership Agreement, has read and fully understands the terms and conditions contained in the Limited Partnership Agreement, and intends for such terms to be binding and enforceable upon such Investor.

Section 4.5           Enforceability Against Spouses.  If such Investor is a married individual and such Investor’s Investor Owned Shares constitute community property or otherwise require spousal approval in order for this Agreement to be a legally valid and binding obligation of such Investor, this Agreement has been duly executed and delivered by Investor’s spouse and constitutes a legally valid and binding obligation of such Investor’s spouse, enforceable against such Investor’s spouse in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.6           Reliance by Parent.  Such Investor understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Investor’s execution and delivery of this Agreement and the representations and warranties of such Investor contained herein. Such Investor understands and acknowledges that the Merger Agreement governs the terms of the Merger and the Transaction.

Each Investor that is a non-natural person further severally and not jointly represents and warrants to Parent as follows:

Section 4.7           Due Organization.  Such Investor is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation.

Section 4.8           Authority Relative to This Agreement.  Such Investor has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by such Investor of the transactions contemplated hereby have been duly and validly authorized by the board of directors, general partner or similar governing body of such Investor, and no other corporate proceedings on the part of such Investor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 4.9           No Conflicts.  Neither the execution and delivery of this Agreement by such Investor, nor the consummation by such Investor of the transactions contemplated hereby, will conflict with or result in any breach of the organizational documents of such Investor.

ARTICLE V
REPRESENTATION AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Investors as follows:

Section 5.1           Due Organization.  Parent is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2          Authority Relative to this Agreement.  Parent has the requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by the general partner of Parent, and no other limited partnership proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming that this Agreement constitutes the valid and binding agreement of the Investors, constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.3          No Conflicts.  Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, will (i) conflict with or result in any breach of the governing documents of Parent; (ii) require any Permit from any Governmental Authority; (iii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party, or (iv) violate any applicable Law, except, with respect to any of the foregoing clauses (i) through (iv), as does not and could not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement.

Section 5.4          Valid Issuance of Exchange Units.   Assuming the truth and accuracy of the representations and warranties set forth in Section 4.4, when issued and delivered on the Contribution Closing Date, the Exchange Units shall be validly issued and fully paid and shall have been issued in compliance with the Securities Act and applicable state securities Laws.

ARTICLE vi

termination

Section 6.1           Termination.

(a)          Subject to Section 6.1(b), this Agreement shall terminate (except for Article VI and Article VII, which shall survive such termination), without further action by any of the parties hereto, and none of Parent or any of the Investors shall have any rights or obligations under this Agreement, immediately upon the earliest to occur of: (i) the termination of this Agreement by mutual written consent of Parent and each Investor, (ii) the termination of the Merger Agreement in accordance with its terms (provided, however, that each Investor’s obligations under Section 2.2(a)(iii) and Section 3.3 shall survive for 18 months following any termination of the Merger Agreement by Parent pursuant to Section 7.01(c)(ii) of the Merger Agreement as a result of the Board effecting a Company Adverse Recommendation Change resulting from an Intervening Event) and (iii) the Effective Time of the Merger.

(b)          Notwithstanding Section 6.1(a), termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement prior to the termination of this Agreement.

ARTICLE vii

MISCELLANEOUS PROVISIONS

Section 7.1           Dissenters’ Rights.  To the extent permitted by applicable Law, each Investor hereby waives and agrees not to exercise any rights to dissent from the Transaction that he, she or it may have under applicable Law.

Section 7.2           Further Actions. Each of the Parties agrees to use reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 7.3           Waivers.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 7.4           Counterparts.   This Agreement may be executed and delivered (including by facsimile transmission or by e-mail of a .pdf attachment) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.5           GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 7.6           Venue and Exclusive Jurisdiction.  Each of the Parties (a) consents to submit itself to the exclusive personal jurisdiction of the federal and state courts located in the State of Georgia situated in Fulton County, in the event any dispute arises out of this Agreement, (b) agrees that he, she or it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that he, she or it will not bring any action relating to this Agreement in any court other than the federal and state courts located in the State of Georgia situated in Fulton County. Each Party hereby (i) consents to service of process in any action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Georgia Law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified on the first page of this Agreement, will constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 7.7           Waiver of Jury Trial.   Each Party hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Proceeding arising out of this Agreement. Each party hereto certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver in the event of a legal action, (b) such {arty has considered the implications of this waiver, (c) such party makes this waiver voluntarily and (d) such {arty has been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 7.7.

Section 7.8           Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or e-mail of a .pdf attachment (provided that any notice received by facsimile or e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.8):

If to Parent to:
c/o Sterling Fund Management, LLC
401 North Michigan Avenue, Suite 3300
Chicago, Illinois 60611
Attention: Office of General Counsel
Facsimile No.: (312) 465-7001 Email: aepstein@sterlingpartners.com with a copy to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, Illinois 60661
Attention:	Saul Rudo, Esq. Jeffrey R. Patt, Esq.
Facsimile No. (312) 577-8870
Email:	saul.rudo@kattenlaw.com jeffrey.patt@kattenlaw.com

If to any Investor, to:

Scott D. Dorfman
6465 East Johns Crossing, Suite 400 Johns Crossing, GA 30097
Facsimile No.: Email: sdorfman@innotrac.com
with a copy to:
Ledbetter Wanamaker Glass LLP
1201 Peachtree St., Suite 1501
Atlanta, Georgia 30361
Attention: Bruce D. Wanamaker, Esq.
Facsimile No.: (404) 835-9540 Email: bwanamaker@lwglaw.com

Section 7.9           Entire Agreement.   This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, or among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Parties’ rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Parties, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by any Party without the other Parties’ prior written consent shall be void and of no effect; provided, however, that Parent may assign this Agreement to an Affiliate thereof; provided that, upon such assignment, Parent shall remain jointly and severally liable with its applicable Affiliate to the Investors for performing all of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties) any right, benefit or remedy of any nature. This Agreement is intended to create a contractual relationship between the Investors, on the one hand, and Parent, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the Parties. Without limiting the generality of the foregoing, none of the Investors nor Parent, by entering into this Agreement, intends to form a “group” for purposes of Rule 13d-5(b)(1) of the Exchange Act or any other similar provision of applicable Law with Parent or any other shareholder of the Company.

Section 7.10         Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability or application of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a suitable and equitable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 7.11         Certain Interpretations. For purposes of this Agreement:

(a)          Unless otherwise specified, all references in this Agreement to Articles and Sections shall be deemed to refer to Articles and Sections of this Agreement.

(b)          The Article and Section captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(c)          Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders.

(d)          The words “include,” “includes” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(e)          The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

(f)          “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

(g)          “Permitted Transferee” means, with respect to any Investor (including any Permitted Transferee), any other Investor, any immediate family member of any Investor, any trust, partnership, corporation, limited liability company or other entity of which the beneficiaries or beneficial owners, as the case may be, are Investors or Permitted Transferees, a trust or other entity for the benefit of any Person that is qualified as a charitable organization under Section 501(c)(3) of the Code, or a family foundation established by or on behalf of one or more of the Investors for the purpose of making charitable gifts or donations to Persons that are qualified as charitable organizations under Section 501(c)(3) of the Code.

(h)          “Representative” means, with respect to any Person, any director, officer, other employee, accountant, consultant, legal counsel, financial advisor, agent or other representative of such Person.

Section 7.12         Fees and Expenses.  Upon the consummation of the Merger, the Company will reimburse Investors for up to an aggregate of $30,000 of the reasonable and documented out-of-pocket expenses incurred by Investors in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.13         Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Investor Owned Shares. All rights, ownership and economic benefits of and relating to the Investor Owned Shares shall remain vested in and belong to the Investors, and Parent shall have no authority to direct the Investors in the voting or disposition of any of the Investor Owned Shares, except as otherwise provided in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PARENT:

BLUE EAGLE HOLDINGS, L.P.

By:	/s/ Merrick Elfman
Name: Merrick Elfman
Title: President

INVESTOR:

/s/ Scott D. Dorfman
Scott D. Dorfman, individually, and as Custodian for Jesse Dorfman, Cory Dorfman and Joan Dorfman under the Georgia Uniform Transfer to Minors Act
Address: [REDACTED]
[REDACTED]
Facsimile:

INVESTOR:

/s/ Susan Mary Trotochaud
Susan Mary Trotochaud, individually, and as Custodian for Bradley Dorfman, Brent Dorfman and Jesse Dorfman under the Georgia Uniform Transfer to Minors Act
Address: [REDACTED]
[REDACTED]
Facsimile:

INVESTOR:

/s/ Larry Dorfman
Larry Dorfman, as Trustee for Bradley Dorfman, Brent Dorfman and Jesse Dorfman Accumulation Trusts
Address: [REDACTED]
[REDACTED]
Facsimile:

Spousal Consent to Contribution and Support Agreement

The undersigned (a) understands that, pursuant to the provisions of the Contribution and Support Agreement (the “Agreement”) to which this Spousal Consent is attached, Susan Mary Trotochaud has agreed not to tender the Investor Owned Shares in the Offer and, upon the terms and subject to the conditions of the Agreement, to contribute and deliver to Parent all of the Investor Owned Shares, (b) understands that she may have a community property or other interest in such Investor Owned Shares, and (c) consents to such non-tender provisions and the Contribution and agrees to be bound by each and every provision of the Agreement. Capitalized terms used in this Spousal Consent and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

/s/ Susan Mary Trotochaud
Susan Mary Trotochaud

Schedule I

	Investor Owned Shares	Aggregate Fair Market Value of Investor Owned Shares	Exchange Units	Purchased Units
Scott D. Dorfman	5,673,429	$46,522,117.80	46,522.12	31,948.61
Scott D. Dorfman, as Custodian for Jesse Dorfman, under the Georgia Uniform Transfer to Minors Act	6,000	$49,200.00	49.20	33.79
Scott D. Dorfman, as Custodian for Cory Dorfman under the Georgia Uniform Transfer to Minors Act	6,000	$49,200.00	49.20	33.79
Scott D. Dorfman, as Custodian for Joan Dorfman under the Georgia Uniform Transfer to Minors Act	6,000	$49,200.00	49.20	33.79
Susan Mary Trotochaud	415	$3,403.00	3.40	2.34
Susan Mary Trotochaud, as Custodian for Bradley Dorfman under the Georgia Uniform Transfer to Minors Act	21,428	$175,709.60	175.71	120.67
Susan Mary Trotochaud, as Custodian for Brent Dorfman under the Georgia Uniform Transfer to Minors Act	21,428	$175,709.60	175.71	120.67

	Investor Owned Shares	Aggregate Fair Market Value of Investor Owned Shares	Exchange Units	Purchased Units
Susan Mary Trotochaud, as Custodian for Jesse Dorfman under the Georgia Uniform Transfer to Minors Act	21,428	$175,709.60	175.71	120.67
Larry I. Dorfman as Trustee for Bradley Dorfman Accumulation Trust	27,778	$227,779.60	227.78	156.43
Larry I. Dorfman as Trustee for Brent Dorfman Accumulation Trust	27,778	$227,779.60	227.78	156.43
Larry I. Dorfman as Trustee for Jesse Dorfman Accumulation Trust	27,778	$227,779.60	227.78	156.43

FORM OF
UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of [________], 2014, by and among Sterling Capital Partners IV, L.P., a Delaware limited partnership (“SCP IV”), SCP IV Parallel, L.P. (“Parallel” and, together with SCP IV, the “Purchasers”), and the Person listed on Schedule I hereto as the “Seller” (the “Seller”).

A.           On November 14, 2013, Blue Eagle Holdings, L.P., a Delaware limited partnership (“Parent”), Blue Eagle Acquisition Sub, Inc., a Georgia corporation and wholly-owned subsidiary of Parent (“Purchaser”), and Innotrac Corporation, a Georgia corporation (the “Company”) entered into an Agreement and Plan of Merger.

B.           Immediately prior to the execution and delivery of this Agreement, pursuant to the terms set forth in the Merger Agreement, Purchaser accepted for payment all shares of common stock, par value $0.10 of the Company (the “Common Stock”), validly tendered pursuant to the Offer (as defined in the Merger Agreement).

C.           Immediately following the consummation of the Offer, but prior to the execution and delivery of this Agreement, the Seller contributed to Parent shares of Common Stock in exchange for the number of preferred units in Parent (the “Preferred Units”) set forth opposite the Seller’s name on Schedule I hereto under the heading “Exchange Units” (the “Exchange Units”).

D.           Each Purchaser desires to purchase from the Seller, and the Seller desires to sell to the such Purchaser, the number of Exchange Units set forth opposite such Purchaser’s name on Schedule II hereto under the heading “Sale Units” (the “Sale Units”).

NOW THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Section 1.          Purchase and Sale.

1A.        Purchase and Sale.   The Seller hereby sells, transfers and delivers to each Purchaser, and such Purchaser hereby accepts from the Seller, the number of Sale Units set forth opposite such Purchaser’s name on Schedule II hereto under the heading “Sale Units.” In consideration for the sale, transfer and delivery of such Sale Units, each Purchaser shall pay to the Seller, simultaneous with the execution and delivery of this Agreement, an amount in cash set forth opposite such Purchaser’s name on Schedule II hereto under the heading “Purchase Price” by wire transfer of immediately available funds.

1B.         Representations and Warranties of Purchasers.   Each of the Purchasers represents and warrants for itself that:

(a)          Binding Nature of Agreement.   This Agreement has been duly and validly executed and delivered by such Purchaser and, assuming that this Agreement constitutes the valid and binding agreement of the Seller, constitutes the valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)          No Conflicts. Neither the execution and delivery of this Agreement by such Purchaser, nor the consummation by such Purchaser of the transactions contemplated hereby, will result in, or give rise to, a violation or breach of or a default under any of the terms of any of the organizational documents of the Purchaser or any material contract, understanding, agreement or other instrument or obligation to which such Purchaser is a party or by which such Purchaser or its assets may be bound, or (ii) violate any applicable law, except, with respect to any of the foregoing clauses (i) and (ii), as does not and would not reasonably be expected to impair such Purchaser’s ability to perform its obligations under this Agreement.

(c)          Investment Intent.   Each Purchaser is acquiring the Sale Units for such Purchaser’s own account, for investment only, and not with a view to any resale or public distribution thereof. Each Purchaser agrees that such Purchaser will not offer to sell or otherwise dispose of the Sale Units to be held by it in violation of any applicable law. Each Purchaser acknowledges that (i) the Sale Units have not been registered under the Securities Act of 1933 (the “Securities Act”), or any state or foreign securities laws, (ii) there is no public market for the Sale Units and there can be no assurance that a public market shall develop, (iii) the Sale Units are subject to the restrictions on transfer set forth in the Amended and Restated Limited Partnership Agreement of Parent, dated as of the date hereof, as such agreement may be amended from time to time (the “Limited Partnership Agreement”), and (iv) such Purchaser must bear the economic risk of its investment in the Sale Units to be held by it for an indefinite period of time. Each Purchaser has all requisite legal power and authority to acquire the Sale Units in accordance with the terms of this Agreement and is an “accredited investor” within the meaning of the Rule 501 promulgated under the Securities Act. Such Purchaser has been given the opportunity to consult with independent legal counsel regarding such Purchaser’s rights and obligations under the Limited Partnership Agreement, has read and fully understands the terms and conditions contained in the Limited Partnership Agreement, and intends for such terms to be binding and enforceable upon such Purchaser.

(d)          Due Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(e)          Authority Relative to this Agreement. Such Purchaser has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by such Purchaser of the transactions contemplated hereby have been duly and validly authorized by the general partner of such Purchaser, and no other partnership proceedings on the part of such Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 2.          Representations and Warranties of the Seller.

The Seller represents and warrants to each Purchaser as follows:

(a)          Ownership of Sale Units. The Seller is the record and beneficial owner of the Sale Units free and clear of all liens, other than those created by this Agreement or restrictions on transfer arising under applicable securities law.

(b)          Authority Relative to this Agreement. The Seller has the requisite capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. To the extent that the Seller is not a natural person, this Agreement and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized by the governing body of the Seller, and no other proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller and, assuming that this Agreement constitutes the valid and binding agreement of the Purchasers, constitutes the valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

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(c)          No Conflicts. Neither the execution and delivery of this Agreement by the Seller, nor the consummation by the Seller of the transactions contemplated hereby, will result in, or give rise to, a violation or breach of or a default under any of the terms of any of the organizational documents of the Seller (if the Seller is not a natural person) or any material contract, understanding, agreement or other instrument or obligation to which the Seller is a party or by which the Seller or its assets may be bound, or (ii) violate any applicable law, except, with respect to any of the foregoing clauses (i) and (ii), as does not and would not reasonably be expected to impair the Seller’s ability to perform his, her or its obligations under this Agreement.

Section 3.          Miscellaneous.

3A.        Consent to Amendments.  Except as otherwise expressly provided herein, no amendment, modification or waiver of any of the provisions of this Agreement shall be effective against any party hereto unless such party has consented to such amendment, modification or waiver in writing. No course of dealing between the Seller and the Purchasers or any delay in exercising any rights hereunder shall operate as a waiver of any rights.

3B.         Survival of Representations and Warranties.   All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3C.         Successors and Assigns.   Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto, whether so expressed or not, provided, however, that none of the parties hereto shall assign this Agreement without the prior written consent of the other parties hereto.

3D.         Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

3E.          Counterparts.   This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

3F.          Descriptive Headings; Interpretation; No Strict Construction.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

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3G.         Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

3I.           Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be made as set forth in the Limited Partnership Agreement.

*        *        *        *         *        *

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IN WITNESS WHEREOF, the parties hereto have executed this Unit Purchase Agreement as of the day and year first above written.

[SELLER]

By:
Name:
Title:

STERLING CAPITAL PARTNERS IV, L.P.

By: SC PARTNERS IV, L.P., its General Partner

By: Sterling Partners IV, LLC, its General Partner

By:
Name:
Title:

SCP IV PARALLEL, L.P.

By: SC PARTNERS IV, L.P., its General Partner

By: Sterling Partners IV, LLC, its General Partner

By:
Name:
Title:

SCHEDULE I

Seller	Exchange Units

SCHEDULE I

Purchaser	Sale Units	Purchase Price
Sterling Capital Partners IV, L.P.
SCP IV Parallel, L.P.

FORM OF
AMENDED AND RESTATED
LIMITED PARTNERSHIP AGREEMENT
OF
BLUE EAGLE HOLDINGS, L.P.

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT of Blue Eagle Holdings, L.P. (this “Agreement”) is effective as of [_________], 2014 (the “Effective Date”), by and among the General Partner (as hereinafter defined) and the persons set forth as Limited Partners (as hereinafter defined) on Exhibit A attached hereto and made a part hereof.

WHEREAS, Blue Eagle Holdings, L.P. (the “Partnership”) was formed by the filing of a certificate of limited partnership filed with the Secretary of State of the State of Delaware on November 8, 2013 (the “Certificate of Limited Partnership”).

WHEREAS, the General Partner is party to that certain Limited Partnership Agreement of the Partnership, dated as of November 8, 2013 (the “Existing Limited Partnership Agreement”).

WHEREAS, effective as of the Effective Date and in connection with or as a result of the closing of the transactions contemplated by the Merger Agreement (as defined below): (i) the General Partner, SCP (as defined below), SCP Parallel (as defined below) and the Rollover Securityholders (as defined below) acquired Preferred Units (as defined below), and (ii) the Partnership acquired, directly or indirectly, all of the shares of capital stock of Innotrac Corporation, a Georgia corporation (the “Company”).

WHEREAS, the General Partner desires to amend and restate the Existing Limited Partnership Agreement on the terms set forth herein.

WHEREAS, the Limited Partners desire to enter into this Agreement which sets forth, among other things, the governance of the Partnership, the respective ownership interests of the Partners and the relationship of the parties thereto.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
Defined Terms

In addition to the capitalized terms defined throughout this Agreement, the following capitalized terms shall have the meanings specified in this Article I.

“Act” means the Delaware Revised Uniform Limited Partnership Act, as amended from time to time (or any corresponding provisions of succeeding law).

“Additional Partners” means the Persons admitted as additional Partners in accordance with Section 3.2(a).

“Additional Securities” means any Units or other equity interests in the Partnership or any of its Subsidiaries, or Convertible Securities, whether now authorized or not, issued pursuant to a sale transaction or series of sales transactions, where (A) such sales are made solely for cash delivered in immediately available funds, (B) the proceeds of such sales are to be used to finance the ongoing operations of the Partnership and/or its Subsidiaries, and (C) the opportunity to participate in such sales is offered primarily to Persons other than Service Partners; provided that, for the avoidance of confusion, the term “Additional Securities” does not include any (i) Convertible Securities issued to employees, directors, independent contractors or consultants of the Partnership or any of its Subsidiaries pursuant to the Option Plan and Units or other equity interests of the Partnership or any of its Subsidiaries issued upon exercise of such options or exercise or conversion or exchange of such other Convertible Securities, (ii) Units or other equity interests of the Partnership or any of its Subsidiaries issued to employees, directors, independent contractors or consultants of the Partnership or any of its Subsidiaries pursuant to exercise of options issued under the Option Plan, (iii) Units or other equity interests of the Partnership or any of its Subsidiaries issued upon exercise, conversion or exchange of any Convertible Securities pursuant to their terms, (iv) Units or other equity interests of the Partnership or any of its Subsidiaries, or Convertible Securities issued in connection with any acquisition by the Partnership or any of its Subsidiaries of any shares of capital stock or assets of any Person, or any merger, consolidation or reorganization involving the Partnership or any of its Subsidiaries, (v) Units or other equity interests of the Partnership or any of its Subsidiaries issued pursuant to a public offering that is registered under the Securities Act, (vi) Units or other equity securities of the Partnership or any of its Subsidiaries, or Convertible Securities issued in connection with a stock split or other subdivision of, or as a dividend or other distribution with respect to, the Units or other equity interests, (vii) Units or other equity interests of the Partnership or any of its Subsidiaries, or Convertible Securities issued in connection with strategic alliances, joint ventures, financing arrangements, third party credit arrangements or other partnering arrangements on behalf of the Partnership or any of its Subsidiaries authorized by the General Partner, or (viii) Units or other equity interests of the Partnership or any of its Subsidiaries issued to any Service Providers of the Partnership or its Affiliates in exchange for capital contributions made by such Persons to the Partnership or any of its Subsidiaries on such terms as determined by the General Partner.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant taxable year or other period, after giving effect to the following adjustments:

(a)          credit such Capital Account by any amounts which such Partner is obligated to restore pursuant to this Agreement (including any note obligations) or is deemed to be obligated to restore pursuant to the penultimate sentence of each of Regulations Sections 1.704-2(i)(5) and 1.704-2(g); and

(b)          debit such Capital Account by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

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The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of, or a Person “Affiliated” with, a specified Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Without limiting the foregoing, the ownership of ten percent (10%) or more of the voting securities of a Person shall be deemed to constitute control.

“Agreement” means this Limited Partnership Agreement, as amended, modified, supplemented or restated from time to time in accordance with its terms.

“Applicable Federal Rate” means, as of any date, the applicable federal rate of interest as determined under Section 1274(d) of the Code in effect as of such date.

“Assumed Tax Rate” means, with respect to a taxable year of the Partnership, the higher of the then applicable (i) the sum of the highest federal individual income tax rate and highest state and local individual income tax rate in the states in which the Partnership does business, and (ii) the sum of the highest federal corporate income tax rate and the highest state and local corporate income tax of any state in which the Partnership does business; provided, however, that the deductibility of the state income taxes for federal income tax purposes shall be taken into account.

“Available Cash” means all cash revenues, funds and proceeds received by the Partnership from any source, except for Capital Contributions, less the sum of (i) all payments of principal, interest and other amounts then due and payable on any indebtedness of the Partnership; (ii) all expenses and expenditures paid in cash by the Partnership; and (iii) reasonable working capital reserves (including for investments by the Partnership in new projects) and reasonable reserves for contingencies as determined by the General Partner or as otherwise required by GAAP.

“Business” the business of providing fulfillment services, order processing, call centers, customer care services, including e-commerce fulfillment or e-commerce return services, related software platform and application services and similar and related services, as well as other similar services that the Partnership and its Subsidiaries may be involved in, and, unless otherwise specifically provided in any unit option or similar agreement between the Partnership and a Service Partner, any other businesses in which the Partnership and/or its Subsidiaries are engaged in, or any planned business for which the Partnership and/or its Subsidiaries have taken affirmative steps toward engaging in, as of the time of the termination of such Service Partner’s employment with or engagement by the Partnership and/or its Subsidiaries.

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“Capital Account” means the account maintained by the Partnership for each Partner. If any Unit or interest in the Partnership is transferred pursuant to the terms hereof, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Unit or interest in the Partnership. It is intended that the Capital Accounts of all Partners shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions hereof relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

“Capital Contribution” means the total amount of cash and the Gross Asset Value of any other assets contributed to the Partnership by a Partner, net of liabilities assumed or to which the assets contributed are subject.

“Cause” means, with respect to a Service Partner:

(a)          if such Service Partner has an employment or similar agreement with Employer, the meaning assigned to such term in such employment or similar agreement (including after the termination thereof), and

(b)          in all other cases, such Service Partner’s termination of employment with or engagement by Employer, the occurrence of any of the following events: (i) such Service Partner’s gross negligence or willful misconduct in the performance of his duties to the Partnership hereunder or to Employer; (ii) the determination of the General Partner that such Service Partner has committed a felony or other crime causing harm to the Partnership or its Affiliates or any act constituting fraud with respect to the Partnership or any of its Affiliates; (iii) a breach by such Service Partner of any terms or condition of this Agreement, any employment agreement, equity grant agreement or a breach by such Service Partner of any of such Service Partner’s other obligation to the Partnership or any of its Affiliates; (iv) such Service Partner shall have refused to perform directives of the General Partner or any officer to whom such Person reports, or the board of directors of any Affiliate (or any officer of such Affiliate) that are consistent with the scope and nature of his duties and responsibilities as an employee or service provider of the Partnership or its Affiliates; (v) such Service Partner shall have engaged in the unlawful use (including being under the influence) or possession of illegal drugs; (vi) such Service Partner shall have refused, upon request by Employer (which request may be provided by Employer in Employer’s sole discretion at any time while such Service Partner is employed by Employer) to be screened or tested for drug use; (vii) such Service Partner shall have engaged in dishonesty during his or her hiring process; or (viii) such Service Partner shall have failed to disclose to the Partnership any conflict of interest. A Service Partner’s employment by Employer also shall be deemed terminated for Cause under subsection (b) of this definition if the Service Partner resigns from Employer and the General Partner determines in good faith that one or more of the events described above existed as of the time of such resignation.

The decision to terminate a Service Partner’s employment for Cause, or to take other action or to take no action in response to any occurrence or non-occurrence with respect to a Service Partner’s employment, shall be in the sole and exclusive discretion of General Partner.

“Code” means the United States Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

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“Common Limited Partner” means a Limited Partner holding Common Units.

“Common Unit” means an interest in the Profits and Losses and distributions of the Partnership as provided herein. The Common Units shall be non-voting.

“Common Unit Factor” means, with respect to the Common Units as of any determination date, the applicable Common Unit Percentage as of such determination date, multiplied by the quotient of (a) the number of issued and outstanding Common Units as of such determination date, divided by (b) the number of Common Units (whether issued or unissued).

“Common Unit Percentage” means, with respect to the Common Units, (i) ten percent (10%) as of the Effective Date, and (ii) as of any time after the Effective Date, such other percentage as determined by the General Partner.

“Convertible Securities” means rights, options or warrants to purchase equity interests in the Partnership or any of its Subsidiaries, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for equity interests in the Partnership or any of its Subsidiaries.

“Depreciation” means, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to assets for such fiscal year, except that if the Gross Asset Value of the assets differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Economic Interest” means a Partner’s or Economic Owner’s share of the Partnership’s Profits and Losses and distributions pursuant to this Agreement and the Act, but shall not include any right to participate in the management and affairs of the Partnership, the right to vote or otherwise participate in any decisions of the Partners, or any right to receive information concerning the Business and the Partnership.

“Economic Owner” means any owner of an Economic Interest who is not a Partner, but holds Units pursuant to a Transfer described in Section 7.2(d). An owner of an Economic Interest who is not a Partner shall not be deemed a “partner” (as the term is used in the Act) of the Partnership.

“Employer” means the Partnership or any of its Subsidiaries.

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“Fair Market Value” means, with respect to any Covered Units or other Units being purchased pursuant to Section 7.5 or Section 7.6, the fair market value of such Units, which amount shall be determined by the General Partner in good faith, in the exercise of its reasonable business judgment, without taking into account any minority interest or liquidity discounts, and subject; in the case of any Rollover Buyout Event, to the terms and conditions of Section 7.6. In the event that as of the time of exercise of the Partnership’s repurchase right pursuant to Section 7.5 or Section 7.6 (x) a capital raise by the Partnership is imminent, as determined by the General Partner in good faith, and/or any Convertible Securities are outstanding, then the General Partner, or appraiser, as applicable, shall be authorized to take into account when determining such Fair Market Value the effect of such capital raise or conversion of such Convertible Securities on the value of the Covered Units or other Units, or (y) a valuation of the Partnership and its assets has been undertaken within the past six months, then the General Partner, or appraiser, as applicable, shall be authorized to take into account when determining such Fair Market Value the results of such valuation.

“General Partner” means Blue Eagle GP, LLC, a Delaware limited liability company, and any additional or successor general partner admitted or designated in accordance with Section 5.1(b).

“General Partner Determined Cause Event” means, with respect to a Service Partner who is no longer engaged by or provides services to any Employer, a determination by the General Partner in good faith that such Service Partner has committed a felony or other crime causing harm to the Partnership or any of its Affiliates or any act constituting fraud with respect to the Partnership or any of its Affiliates.

“General Partner Determined Competition” means, with respect to a Service Partner, a determination by the General Partner in good faith that such Service Partner is competing or has competed with the Business as conducted by the Partnership and/or any of its Subsidiaries; provided, however, that such determination shall not be based solely on competition that was permissible under a Restrictive Covenant during the applicable duration thereof.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined in accordance with this Agreement;

(b)          The Gross Asset Values of all Partnership Property shall be adjusted to equal the respective gross fair market values of such property, as determined by the General Partner, as of the following times: (i) the acquisition of an additional Economic Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership Property as consideration for an Economic Interest; (iii) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations and (iv) the issuance of an Economic Interest to any Person as compensation for services provided to or on behalf of the Partnership; provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

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(c)          The Gross Asset Value of any Partnership Property distributed to any Partner shall be adjusted to equal the gross fair market value of such property on the date of distribution as determined by the distributee and the General Partner; and

(d)          The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the General Partner determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraph (a), (b), or (d) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Involuntary Withdrawal” means, with respect to a Partner, the occurrence of any of the following events:

(a)          the Partner (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary petition of bankruptcy, is adjudged bankrupt or insolvent or has entered against it an order for relief in any bankruptcy or insolvency proceeding; (iii) seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or the liquidation of the Partner or of all or any substantial part of the Partner’s properties; or (iv) files an answer or other pleading admitting, or failing to contest, the material allegations of a petition filed against the Partner in any proceeding described in subsections (i) through (iii);

(b)          if the Partner is a partnership or limited liability company, the dissolution and commencement of winding up of the Partner;

(c)          if the Partner is a corporation, the dissolution of the corporation or the revocation of its charter; or

(d)          if the Partner is an individual, his or her death or legal incompetence.

“Limited Partner” means each Person listed as a Limited Partner on the books and records of the Partnership and any other Person subsequently admitted as a Limited Partner of the Partnership in accordance with the terms hereof.

“Majority-in-Interest of the Preferred Limited Partners” means the Preferred Limited Partners holding in the aggregate more than fifty percent (50%) of the Preferred Units held by all Preferred Limited Partners.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 14, 2013, by and among the Partnership, Blue Eagle Acquisition Sub, Inc. and the Company.

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“Net Equity Value” means, as of any particular date, the aggregate proceeds which would be received by the holders of Units if: (i) the assets of the Partnership as a going concern were sold at their fair market value; (ii) the Partnership satisfied and paid in full all of its obligations and liabilities (including all taxes, costs and expenses of the Partnership incurred in connection with such transaction and any reserves reasonably established by the General Partner for contingent liabilities); and (iii) such net sale proceeds were then distributed in accordance with Section 4.1, all as of such particular date and as determined by the General Partner in its reasonable discretion.

“Option Plan” means an option plan adopted by the General Partner, which permits employees or service providers of the Partnership and/or its Subsidiaries to receive options to acquire Common Units representing in the aggregate up to ten percent (10%) of the common equity of the Partnership (on a fully diluted basis) as of the Effective Date; provided that such percentage may be increased at any time by the General Partner in its sole discretion.

“Partially Adjusted Capital Account” means with respect to any Partner for any taxable year, the Capital Account of such Partner at the beginning of such taxable year, increased by all contributions during such year and all special allocations of income and gain pursuant to the last paragraph of Section 4.4 and Section 4.5 with respect to such taxable year, and decreased by all distributions during such taxable year and all special allocations of losses and deductions pursuant to the last paragraph of Section 4.4 and Section 4.5, but before giving effect to any allocation of Profits or Losses for such taxable year pursuant to Section 4.4(a) and (b).

“Partner” means any Person whose name is set forth on Exhibit A attached hereto or who has become a Partner pursuant to the terms of this Agreement.

“Partnership Property” means any and all property, real or personal, tangible or intangible, owned of record or beneficially by the Partnership.

“Permitted Transferee” means, (a) with respect to SCP or SCP Parallel, any Affiliate thereof, and (b) with respect to any other Limited Partner who is an individual and holds Preferred Units (and with respect to such Preferred Units), (i) the spouse of such Limited Partner, (ii) any trust created solely for the benefit of such Limited Partner and/or his or her spouse, parents, siblings and/or lineal descendants (including adoptive relationship and step children) and/or the spouses of any of the foregoing (collectively, the “Family Members”), (iii) a charitable remainder trust, the income from which will be paid to such Limited Partner during his life, (iv) a corporation, partnership or limited liability company whose only owners are such Limited Partner and/or the Family Members described in clause (ii) above and (v) such Persons executors, administrators, testamentary trustees, legatees or beneficiaries, by will or by the laws of intestate succession; provided that in all cases such Person remains in control of such transferee after such transfer and shall act for and on behalf of such transferee in all matters pertaining to such transferee’s Preferred Units and the Partnership shall be entitled to rely on all decisions, acts, consents and instructions of such Person as being the decision, act, consent and instruction of such Person’s transferees.

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“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Preferred Base Amount” means, with respect to a Preferred Partner, the amount of Capital Contributions made by such Partner with respect to the Preferred Units held by such Partner.

“Preferred Limited Partner” means a Limited Partner holding Preferred Units.

“Preferred Partners” means the General Partner and the Preferred Limited Partners.

“Preferred Return” means, for each Preferred Partner as of any date, an eight percent (8%) annual return, which return shall compound quarterly, on the Unpaid Preferred Base Amount of such Partner as of such date. For the avoidance of doubt, Tax Distributions made pursuant to Section 4.2 to a Preferred Partner shall not reduce such Partner’s Unpaid Preferred Base Amount for purposes of the calculation of such Partner’s Preferred Return.

“Preferred Unit” means an interest in the capital, profits, losses and distributions of the Partnership as provided herein. Each Preferred Unit shall entitle the holder thereof (other than the General Partner) to one vote on any matter submitted to the vote of the Limited Partners.

“Profits” and “Losses” means, for each period taken into account under Article IV, an amount equal to the Partnership’s taxable income or taxable loss for such period, determined in accordance with federal income tax principles, with the following adjustments:

(a)          There shall be added to such taxable income or taxable loss an amount equal to any income received by the Partnership during such period which is wholly exempt from federal income tax (e.g., interest income which is exempt from federal income tax under Section 103 of the Code);

(b)          Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

(c)          In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to the terms of this Agreement, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)          Gain or loss resulting from any disposition of Partnership Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Partnership Property disposed of, notwithstanding that the adjusted tax basis of such Partnership property differs from its Gross Asset Value;

(e)          In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period;

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(f)          To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s Economic Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

(g)          Any items that are specially allocated pursuant to Section 4.4(c) and Section 4.5 shall not be taken into account in computing Profits and Losses.

“Pro Rata Share” means, with respect to any Preferred Partner as of any date of determination, the ratio of the total number of the Preferred Units held by such Partner as of such date to the total number of Preferred Units then held by all Preferred Partners (who have not forfeited their pre-emptive rights).

“Regulations” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Restrictive Covenants” means any confidentiality, non-competition, non-solicitation and other similar covenants to which a Service Partner is subject pursuant to an employment, subscription, restricted units or other agreement between such Service Partner and the Partnership and/or any of its Affiliates.

“Rollover Buyback Event” means, with respect to any Rollover Securityholder, the occurrence of any of the following: (a) a material breach of any Restrictive Covenant by such Rollover Securityholder, (b) a General Partner Determined Cause Event relating to such Rollover Securityholder, (c) the termination of such Rollover Securityholder’s employment with the Employer for Cause, or (d) a General Partner Determined Competition relating to such Rollover Securityholder.

“Rollover Securityholder” means each of Scott Dorfman, Larry Hanger, Robert Toner and their respective Permitted Transferees.

“SCP” means Sterling Capital Partners IV, L.P., a Delaware limited partnership, and any successor.

“SCP Parallel” means SCP IV Parallel, L.P., a Delaware limited partnership, and any successor.

“Secretary” means the Secretary of State of the State of Delaware.

“Securities Act” means the Securities Act of 1933, as amended.

“Sell-Down Transaction” means the transfer or sale (in one or more transactions), directly or indirectly, of Preferred Units by any Selling Partner at any time on or prior to the 12-month anniversary of the Effective Date to any independent third party in an aggregate amount, together with any Sell-Down Transactions effected prior to such transfer or sale, of up to 15% of the total number of Preferred Units held by SCP, SCP Parallel and their respective Affiliates as of the Effective Date (as adjusted to reflect any splits, reverse splits, share dividends or other similar events or circumstances).

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“Service Partner” means any Partner who is employed by or provides services to the Partnership and/or any of its Subsidiaries; provided that neither SCP, SCP Parallel nor any Affiliate thereof shall be deemed to be a Service Partner. For purposes of this Agreement, a Person shall be treated as and shall remain a Service Partner with respect to all of the Units held by such Person even if such Person no longer provides service to the Partnership and/or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other entity (other than a corporation), a majority of membership, partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other entity gains or losses or shall be a manager, managing member, managing director or general partner of, or shall otherwise control the activities of, such limited liability company, partnership, association, or other entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

“Substituted Partner” means any Person admitted to the Partnership as a substitute or additional Partner pursuant to the provisions of Section 7.2(c).

“Target Capital Account” means, with respect to any Partner and any taxable year, an amount (which may be either a positive or a deficit balance) equal to (A) the amount that would be received by such Partner if all Partnership assets were sold for cash equal to their Gross Asset Value, all Partnership liabilities were satisfied to the extent required by their terms (limited, with respect to each partner non-recourse liability and partner non-recourse debt, as defined in Regulations Section 1.704-2(b)(4), to the Gross Asset Value of the assets securing such liability), and the net assets of the Partnership were distributed in full to the Partners as required pursuant to Section 8.2(a)(iv), all as of the last day of such taxable year, minus (B) the sum of (1) the Partner’s share of partner minimum gain determined pursuant to Regulations Section 1.704-2(g), and (2) the Partner’s share of the partner non-recourse debt minimum gain determined in accordance with Regulations Section 1.704-2(i)(5), in each case computed immediately prior to the hypothetical sale described above.

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“Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means, voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

“Unit” means a Preferred Unit, a Common Unit or any other class or series of unit of the Partnership created by the General Partner in accordance with this Agreement.

“Unpaid Preferred Base Amount” means, with respect to each Preferred Partner as of any date of determination, the excess (if any) of (i) such Partner’s Preferred Base Amount, over (ii) the aggregate amount of all distributions made to such Partner pursuant to Section 4.1(a)(ii) as of such date.

“Unpaid Preferred Return” means, with respect to each Preferred Partner as of any date of determination, the excess (if any) of (i) such Partner’s Preferred Return over (ii) the aggregate amount of all distributions made to such Partner pursuant to Section 4.1(a)(i) as of such date.

Article II
Formation and Name; Office; Purpose; Term

2.1           Formation of the Partnership.   The Partnership was formed as a limited partnership pursuant to the Act. The General Partner shall use all reasonable efforts to assure that all filing, recording, publishing and other acts necessary or appropriate for compliance with all requirements for the continuation of the Partnership as a limited partnership under the Act are made or taken. Each party hereto represents and warrants that it is duly authorized to join in this Agreement and that the Person executing this Agreement on its behalf is duly authorized to do so.

2.2           Name of the Partnership.   The name of the Partnership is “Blue Eagle Holdings, L.P.” The Partnership may do business under that name and under any other name or names that the General Partner selects. If the Partnership does business under a name other than that set forth in its Certificate of Formation, then the Partnership shall comply with any requirements of the Act or applicable law necessary to do business under such name or names.

2.3           Purpose.   The purpose and business of the Partnership shall be to engage in the Business (directly or through one or more Subsidiaries) and, in the discretion of the General Partner, in any other lawful act or activity which may be conducted by a limited partnership organized under the laws of the State of Delaware.

2.4           Term.   The term of the Partnership shall continue in perpetuity, unless its existence is terminated pursuant to Article VIII hereof.

2.5           Registered Office; Registered Agent; Principal Office; Other Offices.   The registered office of the Partnership required by the Act to be maintained in the State of Delaware shall be the office of the registered agent named in the Certificate of Limited Partnership or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by law. The registered agent of the Partnership in the State of Delaware shall be the registered agent named in the Certificate of Limited Partnership or such other Person or Persons as the General Partner may designate from time to time in the manner provided by law. The principal office of the Partnership shall be at such place as the General Partner may designate from time to time and the Partnership shall maintain records there. The Partnership may have such other offices as the General Partner may designate from time to time.

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2.6          Partners.   The name, Capital Contribution, and number and classes of Units of each Partner (other than an Common Limited Partner) are set forth on Exhibit A, as such Exhibit shall be amended from time to time in accordance with the terms of this Agreement. Any reference in this Agreement to Exhibit A shall be deemed to refer to Exhibit A as amended and then in effect in accordance with the terms of this Agreement.

Article III
Capital Contributions

3.1          Capital Contributions as of the Effective Date.

(a)          Each Preferred Partner has contributed or is deemed to have contributed to the Partnership the amount set forth opposite such Partner’s name in the column entitled “Preferred Base Amount” on Exhibit A in exchange for the number of Preferred Units set forth opposite such Partner’s name.

(b)          The number of Common Units issued to any Service Partner upon exercise of a unit option shall be reflected on the books and records of the Partnership.

(c)          Each Partner shall be liable only to make such Partner’s Capital Contribution to the Partnership expressly provided in this Section 3.1, and no Partner shall be required to make total contributions to the capital of the Partnership in excess of such Capital Contribution.

3.2          Additional Capital Contributions; Preemptive Rights.

(a)          Additional Capital.   If at any time the General Partner in its sole discretion determines to raise capital through the issuance and sale of interests in the Partnership in excess of the Capital Contributions described in Section 3.1 to properly carry out or further the business of the Partnership, the General Partner shall have the right, subject to the provisions of Section 3.2(b), to raise such additional capital and, to the extent the Person(s) investing such capital are not already Partners, to admit such Person(s) as Additional Partners, on terms that, subject to the rights set forth in Section 3.2(b), may be senior to, junior to or on parity with the terms of the interests of the Partners in respect of their Units.

(b)          Preemptive Rights.   If the General Partner determines to issue Additional Securities pursuant to this Section 3.2, or if any of the Partnership’s Subsidiaries determines to issue Additional Securities, each Preferred Partner shall have the right to purchase up to such Partner’s Pro Rata Share of all (or any part of) the Additional Securities which the Partnership may, from time to time, propose to sell and issue, or in the case of any of the Partnership’s Subsidiaries, such Partner’s Pro Rata Share of all (or any part of) the Additional Securities available for purchase by SCP, SCP Parallel and their respective Affiliates, as determined by the General Partner in good faith. The preemptive rights granted to the Preferred Partners under this Section 3.2 shall be subject to the following provisions:

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(i)          Notice of Issuance of Additional Securities; Acceptance.   In the event the Partnership or any of its Subsidiaries undertakes or proposes to undertake an issuance or issuances of Additional Securities in which any Preferred Partner has the right to participate pursuant to Section 3.2(b), the Partnership shall give each such Preferred Partner at least thirty (30) days’ prior written notice (the “Preemptive Notice”) thereof, describing the type(s) of Additional Securities, the price(s), and the general terms upon which the Additional Securities are proposed to be issued. Each Preferred Partner shall have thirty (30) days from the date of receipt of any such Preemptive Notice (i) to provide written confirmation in form and substance acceptable to the Partnership in its sole discretion of such Partner’s status as an “accredited investor” (as defined in the Rules and Regulations promulgated under the Securities Act) and (ii) to agree to purchase up to the Partner’s Pro Rata Share of such Additional Securities (subject to the further provisions of this Section 3.2(b) below) for the price(s) and upon the general terms specified in the Preemptive Notice by giving written notice to the Partnership and stating therein the quantity of Additional Securities to be purchased.

(ii)         Right to Proceed with Issuance.   If the Partnership gives a Preemptive Notice prior to an issuance of Additional Securities, any definitive agreement to issue such Additional Securities on substantially the same economic terms as set forth in the Preemptive Notice that is entered into within one hundred fifty (150) days after such Preemptive Notice shall be deemed to be part of the same offering and issuance, and no further Preemptive Notice shall be required pursuant to Section 3.2(b)(i) above with respect to such offer or issuance. If the Partnership or Subsidiary, as the case may be, offers or agrees to issue any Additional Securities on economic terms that are different in any material respect from those set forth in the most recently delivered Preemptive Notice or, in any event, more than one hundred fifty (150) days after the most recently delivered Preemptive Notice, the offer or issuance of such Additional Securities by the Partnership or Subsidiary, as the case may be, shall be deemed a new offering and the Partnership shall be required to give a separate Preemptive Notice with respect thereto.

(iii)        Non-Purchase Event.   In the event that any Service Partner who is also a Preferred Partner does not exercise in full its right to purchase up to such Partner's Pro Rata Share of any Additional Securities offered by the Partnership or any of its Subsidiaries pursuant to Section 3.2(b)(i) above at any time after such Partner ceases to be employed or engaged by the Partnership or its Subsidiaries, such Preferred Partner thereafter shall no longer be entitled to the pre-emptive rights afforded to the Preferred Partners under this Section 3.2(b).

(iv)        Acknowledgment.   Each Preferred Partner acknowledges that if such Partner does not exercise the rights granted to such Partner pursuant to this Section 3.2(b), upon an issuance of Additional Securities, such Partner’s percentage ownership of Units on a fully diluted, as-if converted basis will be reduced. Each Preferred Partner acknowledges that if such Partner does exercise the rights granted to such Partner pursuant to this Section 3.2(b), such Partner and the Partnership or Subsidiary, as the case may be, shall be required to execute customary documentation in connection therewith, including customary representations, warranties, covenants and indemnities as may reasonably be required by the Partnership or Subsidiary, as the case may be.

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3.3          No Interest on Capital Contributions. Partners shall not be paid interest on their Capital Contributions.

3.4          Return of Capital Contributions.   Except as otherwise provided in this Agreement, no Partner shall have the right to receive the return of any Capital Contribution.

3.5          Form of Return of Capital.   If a Partner is entitled to receive a return of a Capital Contribution, the Partner shall not have the right to receive any form of consideration other than cash in return of the Partner’s Capital Contribution.

3.6          Capital Accounts.   The Partnership shall maintain a separate Capital Account for each Partner.

3.7          Loans.   Any Partner or an Affiliate of a Partner may make loans to the Partnership or any Subsidiary of the Partnership in the event the General Partner determines that the Partnership or any of its Subsidiaries requires such loan in order to fund the Partnership’s or any of its Subsidiaries’ working capital or avoid any default under any agreement with its lenders or other third parties. Any such loan by a Partner shall be on such terms as agreed to by such Partner and the Partnership.

3.8          Common Units.

(a)          As of the Effective Date, the Partnership has authorized [________]1 Common Units (the “Authorized Common Units”), which shall be reserved for issuance by the Company upon exercise of options granted pursuant to the Option Plan. To the extent that, on or after the Effective Date, any such Common Units are forfeited, canceled or otherwise terminated, or the Common Units are not delivered because an option award under the Option Plan is settled in cash or used to satisfy the applicable tax withholding obligation, such Common Units shall remain part of the Authorized Common Units. The number of Authorized Common Units can be increased by the General Partner at any time in its sole discretion.

(b)          As a condition to the award of any options under the Option Plan, the intended recipient of such options shall execute a unit option or similar agreement, in a form approved by the General Partner, and shall take such other steps, and execute such other documents as are contemplated thereunder.

Article IV
Distributions and Allocations

4.1           Distributions of Available Cash.   For purposes of this Article IV, a “Partner” shall be deemed to include an Economic Owner.

1            Number of Common Units equal to 10% of the fully-diluted equity of Parent to be inserted.

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(a)          In General. The General Partner may in its sole discretion from time to time cause the Partnership to make distributions of Available Cash to the Partners. Subject to the rights of any senior or pari passu securities issued under Section 3.2(a), any distributions of Available Cash shall be made to the Partners in the following order of priority:

(i)          first, an amount equal to the aggregate Unpaid Preferred Return as of the date of such distribution shall be distributed to the Preferred Partners pro rata in accordance with their respective Unpaid Preferred Returns;

(ii)         second, an amount equal to the aggregate Unpaid Preferred Base Amount as of the date of such distribution shall be distributed to the Preferred Partners pro rata in accordance with their respective Unpaid Preferred Base Amounts; and

(iii)        thereafter, the remaining Available Cash shall be distributed to the Partners as follows:

(A)         an amount equal to the product of the remaining Available Cash multiplied by the Common Unit Factor shall be distributed to the Common Limited Partners in proportion to the number of Common Units held by each such Partner; and

(B)         an amount equal to the remaining Available Cash after the distribution described in clause (iii)(A) above shall be distributed to the Preferred Partners in proportion to the number of Preferred Units held by each such Partner.

(b)          In-Kind Distribution.   If any assets of the Partnership are distributed in kind to the Partners, those assets shall be valued on the basis of their fair market value, as determined by an appraiser selected by the General Partner and any Partner entitled to receive such assets may receive an interest in such assets as a tenant-in-common with all other Partners so entitled.

(c)          No Obligation to Restore Negative Capital Account.   No Partner shall be obligated to restore a Negative Capital Account during the term of, or upon dissolution of, the Partnership.

4.2          Distributions with Respect to Tax.

(a)           Notwithstanding Section 4.1 or any other provision of this Agreement, the Partnership shall use reasonable best efforts, prior to any distributions pursuant to Section 4.1(a), to distribute to each Partner an amount equal to such Partner’s Tax Distribution (as defined in Section 4.2(b)) to enable the Partners to pay federal, state and local income taxes on taxable income of the Partnership allocated to the Partners during a taxable year (said taxable income allocated to a Partner to be determined by netting all items of Profits and Losses which are allocated by the Partnership to the Partners and as to which the Partners are subject to tax, provided, however, in no event shall the Partnership make Tax Distributions to a Partner if the cumulative taxable losses allocated to a Partner over the life of the Partnership at any given time exceed the cumulative taxable income of the Partnership allocated to such Partner for such period. Distributions made pursuant to Sections 4.1(a)(i), and (iii) shall serve to discharge the Partnership’s obligations under this Section 4.2 to the extent paid. Distributions made under this Section 4.2 shall reduce amounts distributable pursuant to Sections 4.1(a)(i) and (iii) and Section 8.2(a)(iv).

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(b)         The amount distributable to a Partner pursuant to Section 4.2(a) (a “Tax Distribution”) with respect to a taxable year of the Partnership shall be equal to the product of (i) the excess of (A) the taxable income allocated to such Partner by the Partnership for that year on which taxes will be payable for Federal and state income tax purposes, over (B) the cumulative net losses, if any, theretofore allocated to such Partner from the Partnership from the date hereof through the end of such taxable year and not previously applied for purposes of this Section 4.2(b), and (ii) the Assumed Tax Rate.

(c)         Any and all Tax Distributions shall be paid with respect to any taxable year of the Partnership on a quarterly basis to allow the Partners to pay their estimated income tax liability (based on the General Partner’s good faith estimate of the taxable income of the Partnership for the current taxable year and the amount of Tax Distribution which such Partner is entitled pursuant to Section 4.2(b)), with any additional distribution (based on the actual taxable income of the Partnership for such taxable year) to be paid no later than March 10 following such taxable year.

4.3          Limitations on Distributions.   Notwithstanding anything to the contrary contained herein, the Partners hereby acknowledge and agree that the Partnership’s ability to make any distributions to its Partners may be subject to the satisfaction of certain covenants and approvals pursuant to such commercially-reasonable loans with third parties and/or associated security agreements or mortgages to which the Partnership is a party or by which its assets may be bound and that the distributions due to the Partners pursuant to this Agreement may be prohibited by such loan and/or security agreements. The Partnership will use good faith efforts to negotiate for Tax Distributions to generally be permitted by the Partnership’s loan and/or security agreements.

4.4          Allocations of Profits and Losses.   Except as otherwise required by Section 704(b) of the Code and Sections 4.5 and 4.6 hereof, Profits and Losses of the Partnership for any taxable year shall be allocated as follows:

(a)         Profits.   Profits for each taxable year shall be allocated to the Partners so as to reduce, proportionally, the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such fiscal year. No portion of the Profits for any taxable year shall be allocated to a Partner whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such fiscal year.

(b)         Losses.   Losses for each taxable year shall be allocated to the Partners so as to reduce, proportionally, the difference between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such fiscal year. No portion of the Losses for any taxable year shall be allocated to a Partner whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such fiscal year.

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(c)          Loss Limitation.   Losses allocated pursuant to Section 4.4(b) shall not exceed the maximum amount of Losses that can be allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any taxable year. In the event that some but not all of the Partners would have and Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 4.4(b), the limitations set forth herein shall be applied on a Partner-by-Partner basis and Losses not allocable to any Partner as a result of such limitation shall be allocated to the other Partners in accordance with the positive balances in such Partners’ Capital Accounts so as to allocate the maximum permissible Losses to each Partner under Regulations Section 1.704-1(b)(2)(ii)(d).

Notwithstanding the foregoing, the General Partner may make such allocations as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account facts and circumstances as the General Partner deems reasonably necessary for this purpose.

4.5          Regulatory Allocations.

(a)          Minimum Gain and Partner Minimum Gain Chargebacks.   Notwithstanding any other provision of this Article IV, items of Partnership income and gain shall be allocated so as to comply with the minimum gain chargeback requirements of Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(b)          Qualified Income Offset.   If a Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided, however, that an allocation pursuant to this Section 4.5(b) shall be made if and only to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.5(b) were not in this Agreement.

(c)          Non-recourse Deductions.   Non-recourse deductions (as defined in Regulations Section 1.704-2(b)(1)) for any taxable year or other period shall be allocated to the Preferred Partners pro rata in accordance with their respective Preferred Units. The amount of non-recourse deductions and excess non-recourse liabilities shall be determined in accordance with Regulations Section 1.704-2(c).

(d)          Partner Non-recourse Deductions.   Any partner non-recourse deductions (as defined in Regulations Section 1.704-2(i)(1)) for any taxable year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the partner non-recourse debt to which such partner non-recourse deductions are attributable in accordance with Regulations Section 1.704-2(i). The amount of partner non-recourse deductions shall be determined in accordance with Regulations Section 1.704-2(i)(2).

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(e)          Effect of Regulatory Allocations.   The allocations described in Section 4.4(c) and Section 4.5(a), (b), (c) and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2 and as such may not be consistent with the manner in which the Partners intend to allocate items of income, gain, loss, deduction and expense or make distributions. Accordingly, notwithstanding other provisions of this Section 4.5 and Section 4.4(c), but subject to the requirements of the Regulations, items of income, gain, loss, deduction and expense in subsequent taxable years shall be allocated among the Partners in such a way as to reverse as quickly as possible the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts they would have been if Profits and Losses (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations.

4.6          Special Allocations Relating to Entity-Level Taxes; Withholding.

(a)          Special Allocations Relating to Entity-Level Taxes.   Notwithstanding anything to the contrary herein, in the event that and to the extent that any state, local or other income tax imposed on the Partnership as an entity is reduced by reason of the holding of an interest by any Partner, no part of the expense of the Partnership for such tax shall be allocated to such Partner. In addition, if the Partnership is obligated under applicable law to pay any amount to a governmental agency because of a Partner’s status as a Partner of the Partnership for federal or state withholding or other taxes, such amount shall reduce the distributions which would otherwise be made to such Partner pursuant to this Article IV.

(b)          Withholding.   The Partnership shall comply with the withholding provisions of Federal, state and local law and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Partnership is required to withhold and pay over any amounts to any authority with respect to distributions or allocations to any Partner, the amount withheld shall be treated as a distribution in the amount of the withholding to that Partner for all purposes under this Agreement. In the event of any claimed over-withholding, the Partner shall be limited to a refund claim against the applicable jurisdiction. If the amount withheld was not withheld from actual distribution to a Partner, the Partnership may, at the General Partner’s option, (i) require the Partner to reimburse the Partnership for such withholding upon request by the General Partner, or (ii) reduce any subsequent distributions to the Partner by the amount of such withholding. Each Partner agrees to furnish the Partnership with any representations and forms as shall reasonably be requested by the General Partner to assist it in determining the extent of, and in fulfilling, the Partnership's withholding obligations.

4.7          Allocation for Income Tax Purposes.

(a)          Allocation in General.   Except as otherwise provided in Section 4.7(b), for each fiscal year, items of Partnership income, gain, loss, deduction and expense, shall be allocated, for federal, state and local income tax purposes, among the Partners in the same manner as the Profits (and the items thereof) or Losses (and the items thereof) of which such items are components were allocated pursuant to Section 4.4.

(b)          Section 704(c) Items.   In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value. If the Gross Asset Value of a Partnership asset is adjusted pursuant to clause (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset for tax purposes shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations shall be made by the General Partner.

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(c)          Allocations Solely for Tax Purposes. Allocations pursuant to this Section 4.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits and Losses or other items or distributions pursuant to any provision of this Agreement.

Article V
General Partner

5.1          General Partner.

(a)          General Partner.   The Partnership shall be managed by the General Partner.

(b)          Withdrawal of General Partner.   The General Partner may withdraw as a General Partner of the Partnership without the consent of any Person upon notice to the Limited Partners. Any such withdrawal by the General Partner shall result in the dissolution of the Partnership; provided that the General Partner may admit additional general partners of the Partnership or successor general partners of the Partnership, which additional or successor general partners may be affiliated with the General Partner or, subject to applicable law, may be unaffiliated third parties, and in such case the withdrawal by the General Partner shall not result in the dissolution of the Partnership.

(c)          Authority of the General Partner.   The General Partner shall have the power and authority to manage, control, administer and operate the business and affairs of the Partnership and to take all such actions as it deems necessary or appropriate to accomplish the purposes of the Partnership as set forth herein.

(d)          Agents and Officers.   The General Partner may from time to time authorize or appoint individuals to act as officers or agents of the Partnership on a general basis or for a specific purpose, which individuals shall have full power and authority to act for and bind the Partnership as authorized by the General Partner. Each officer or agent of the Partnership appointed by the General Partner shall hold office until his successor is elected or appointed or until his earlier displacement from office by resignation, removal or otherwise. Any officer or agent of the Partnership may resign by written notice to the Partnership and may be removed for cause or without cause by the General Partner in its sole discretion. Any number of offices may be held by the same person.

5.2          Right to Engage in Other Activities.   Subject to any employment or other agreements with the Partnership or any Subsidiary or between or among any Partners, to which a Person may be a party or otherwise subject, each Partner, at any time and from time to time, may engage in and own interests in other business ventures of any type and description, independently or with others.

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5.3          Transactions Between the Partnership and the Partners.  Notwithstanding that it may constitute a conflict of interest, the Partners and their respective Affiliates may engage in any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service or the establishment of any salary, other compensation or other terms of employment) with the Partnership and/or one or more of its Subsidiaries so long as such transaction is, as determined by the General Partner in good faith. The Partners hereby specifically consent to and authorize the Company to enter into an advisory services agreement with Sterling Fund Management, LLC, an Affiliate of SCP, substantially in the form attached hereto as Exhibit B (the “Advisory Services Agreement”).

5.4          Limitation of Liability.

(a)          Except as otherwise provided herein or in any agreement entered into by such Person and the Partnership, and to the maximum extent permitted by the Act, no present or former General Partner, or any of its Affiliates, employees, agents or representatives, shall be liable to the Partnership or to any Partner for any act or omission performed or omitted by such Person in its capacity as, or on behalf of, the General Partner; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s willful misconduct, gross negligence, bad faith or knowing violation of law or if such liability results from such Person’s action taken in his capacity as an individual or outside the authority with respect to the Partnership conferred to such Person. The General Partner may, in good faith, exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its Affiliates, employees, agents or representatives, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such Person appointed by the General Partner (so long as such Person was selected in good faith and with reasonable care). The General Partner shall be entitled to consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(b)          Whenever in this Agreement or any other agreement contemplated herein, the General Partner is permitted or required to take any action, the General Partner, acting in good faith, shall be entitled to consider such interests and factors as it desires (including the interests of the General Partner or any of its Affiliates as a Partner).

(c)          Whenever in this Agreement the General Partner is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the General Partner shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the General Partner acts in good faith or such other express standard required, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the General Partner or any of its respective Affiliates, employees, agents or representatives.

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(d)          To the maximum extent permitted by applicable law, each Partner hereby waives any claim or cause of action against the General Partner or any of its Affiliates, employees, agents and representatives for any breach of any fiduciary duty to the Partnership or the Partners, including as may result from a conflict of interest between the Partnership or any of its Subsidiaries and such Person in his or her capacity as a Partner. Subject to compliance in good faith with the terms of this Agreement, the General Partner shall not be obligated to recommend or take any action as the General Partner or as an agent of the Partnership that prefers the interests of the Partnership or any of its Subsidiaries or the other Partners over the interests of the General Partner or any of its Affiliates, employees, agents or representatives, and the Partnership and each of the Partners hereby waive the duty, if any, of the General Partner to act as a fiduciary to the Partnership or any of the Partners, or to consider the effect of any actions on any particular class or series of Units, including in the event of any such conflict of interest.

(e)          Except as otherwise required by law or the provisions of this Agreement, the Partnership shall indemnify its present and former General Partner and their respective Affiliates, employees, agents and representatives (and their heirs, executors and personal and legal representatives) against any losses, liabilities, damages or expenses (including amounts owed for attorneys’ fees, judgments and settlements in connection with any threatened, pending or completed action, suit or proceeding) to which any of such Persons may directly or indirectly become subject for action taken or omitted to be taken on behalf of the Partnership or the General Partner or in connection with any involvement with the Partnership or its Subsidiaries (including serving as a manager, agent, officer, director, consultant or employee of the Partnership or its Subsidiaries), unless such losses, liabilities, damages or expenses are caused by such Person’s gross negligence, willful misconduct or bad faith; provided, however, that, except for proceedings to enforce rights to indemnification, the Partnership shall not be obligated to indemnify any Person (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such Person unless such proceeding (or part thereof) was authorized or consented to by the General Partner. The right to indemnification conferred by this Section 5.4(e) shall include the right to be paid by the Partnership the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Partnership of an undertaking by or on behalf of the General Partner or other Person receiving advancement to repay the amount advanced if it shall ultimately be determined that the General Partner or other Person is not entitled to be indemnified by the Partnership under this Section 5.4(e).

(f)          The Partnership shall be the primary obligor in respect of the General Partner or any other Person’s claim for indemnification, advancement of expenses and/or insurance, to the extent subject to this Section 5.4, and the obligation, if any, of SCP, SCP Parallel or any of their respective Affiliates (each, a “Related Fund”) to indemnify, advance expenses to or provide insurance for the General Partner or any other Person shall be secondary to the obligations of the Partnership under this Section 5.4. In the event that any Related Fund is or is threatened to be made a party to or a participant in any proceeding, and the Related Fund’s involvement in the proceeding arises in whole or in part from the service to the Partnership of the General Partner, then the Related Fund shall be directly entitled to all rights and remedies of the General Partner hereunder to the same extent as the General Partner. To the extent any Related Fund advances or pays any amounts to the General Partner in connection with any claim subject to this Section 5.4, whether or not such Related Fund is or is threatened to be made a party to or a participant in any proceeding, such Related Fund shall be subrogated to the rights of the General Partner against the Partnership pursuant to this Section 5.4. For the avoidance of doubt, each Related Fund is a third-party beneficiary of this Section 5.4(f) and may enforce its terms against the Partnership.

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5.5          Indemnification of Officers.  The Partnership, at the direction of the General Partner, may indemnify and advance expenses to an officer, employee or agent of the Partnership or any Subsidiary to the same extent and subject to the same conditions under which it shall indemnify and advance expenses under Section 5.4(e).

5.6          Nonexclusivity of Rights.  The right to indemnification and the advancement and payment of expenses conferred in this Article V shall not be exclusive of any other right that the General Partner or other Person indemnified pursuant to this Article V may have or hereafter acquire under any contract, law (common or statutory) or provision of this Agreement.

5.7          Insurance.  The Partnership or one or more of the Subsidiaries may obtain and maintain, at its expense, insurance to protect itself and the General Partner, and any officers or other agents of the Partnership or any Subsidiary who is or was serving at the request of the Partnership or any Subsidiary as a manager, representative, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any expense, liability or loss, whether or not the Partnership would have the power to indemnify such Person against such expense, liability or loss under this Article V. The Partnership shall use its best efforts to cause its insurance providers, if any, to satisfy any claims under this Article V to the fullest extent of the coverage provided, notwithstanding any other indemnities or insurance available to any Person from any Related Fund.

5.8          Savings Clause.  If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Person indemnified pursuant to this Article V as to costs, charges and expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement with respect to any Proceeding, appeal, inquiry or investigation to the full extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

5.9          Power of Attorney.

(a)         Grant of Power.  Each Partner constitutes and appoints the General Partner as the Partner’s true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Partner’s name, place and stead, to make, execute, sign, acknowledge, and file, with respect to the Partnership:

(i)          the Certificate of Limited Partnership consistent with this Agreement;

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(ii)         all documents (including amendments to the Certificate of Limited Partnership and/or this Agreement) which the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement that has been properly approved in accordance with Section 10.4 of this Agreement;

(iii)        any and all other certificates or other instruments required to be filed by the Partnership under the laws of the State of Delaware or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Partnership to continue to qualify as a limited partnership under the laws of the State of Delaware;

(iv)        one or more applications to use an assumed name;

(v)         all documents and instruments which the Attorney-in-Fact deems necessary and appropriate to execute on behalf of a Partner if such Partner does not take any actions properly requested by the General Partner pursuant to Section 7.3, 7.5 or 7.6; and

(vi)        all documents which may be required to dissolve and terminate the Partnership and to cancel the Certificate of Limited Partnership.

(b)         Irrevocability.  The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or dissolution of a Partner or the Transfer of a Unit, except that if the transferee of such Unit is approved for admission as a Substituted Partner pursuant to Section 7.2(c), this power of attorney granted by the transferor shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge and file any documents needed to effectuate the substitution.

Article VI
Limited Partners

6.1          No Right to Participate in Management.  Notwithstanding anything to the contrary contained herein, except as required by the Act and except as explicitly set forth herein, the Limited Partners shall not participate in the management or control of the Partnership’s business nor shall they transact any business for the Partnership, nor shall they have the power to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partner.

6.2          Liability.  Except as otherwise required by the Act, a Limited Partner, as such, shall not be personally liable for any of the debts, liabilities, contracts or any other obligations of the Partnership.

6.3          Incapacity or Dissolution.  The death, incapacity, dissolution or bankruptcy of a Limited Partner, or the transfer of all of his interest in the Partnership to anyone that is not a Limited Partner, shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the Profits and Losses of the Partnership, to receive distributions of Partnership funds and to assign an interest pursuant to Article VII hereof shall, on the happening of such an event, devolve on his or its successors-in-interest, if any, and the Partnership shall continue as a limited partnership under the Act.

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6.4          Duties of the Parties.

(a)         Except as otherwise set forth in Section 6.4(b) below or in any other agreement between a Limited Partner and the Partnership, nothing herein shall be deemed to restrict in any way the rights of any Limited Partner, any Affiliate of any Limited Partner, or any member, partner or shareholder of any Partner or each of their respective Affiliates to conduct any other business or activity whatsoever, and no Limited Partner shall be accountable to the Partnership or to any other Partner with respect to that business or activity. The organization of the Partnership shall be without prejudice to the rights of the Partners (or the rights of their respective Affiliates) to maintain, expand or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Except as otherwise set forth in Section 6.4(b) below or in any other agreement between a Limited Partner and the Partnership, no Partner or Affiliate thereof shall be obligated to present any particular investment opportunity to the Partnership or any Partner even if such opportunity is of a character that, if presented to the Partnership, could be taken by the Partnership, and any Partner or Affiliate thereof shall have the right to take for its own account (individually or as a partner, member, shareholder, fiduciary or otherwise) or to recommend to others any such particular investment opportunity. Each Partner hereby waives any rights the Partner or its Affiliates might otherwise have to share or participate in such other interests or activities of any other Partner, the Partner’s Affiliates, or any member, partner or shareholder of any Partner or any of their respective Affiliates.

(b)         Each Service Partner agrees that while such Person (or any of his Affiliates or Permitted Transferees) is a full-time employee of the Partnership or any of its Subsidiaries, if such Person (or any of his Affiliates or Permitted Transferees) learns of any investment opportunity in an entity engaged in the Business, such Person shall present, or shall cause his Affiliates to present, such investment opportunity to the Partnership.

Article VII
Uncertificated Units; Transfer of Units

7.1          Uncertificated Units.  The Partnership will not issue certificates representing Units or other equity interests in the Partnership, and the Units or other equity interests in the Partnership outstanding at any time shall be as set forth on Exhibit A, as the same may be amended or modified in accordance with this Agreement.

7.2          Transfers.

(a)         Other than Transfers to a Permitted Transferee or pursuant to Section 7.3, 7.5, 7.6 or 7.8, no Person may Transfer all or any portion of its Units or any interest in the Partnership without the prior written consent of the General Partner, which consent may be given or withheld in the General Partner’s sole discretion.

(b)         In addition to the other requirements of this Section 7.2, unless waived by the General Partner, no Transfer of all or any portion of Units or any interest in the Partnership shall be made unless the following conditions are met:

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(i)          The Transfer will not violate registration requirements under any Federal or state securities laws;

(ii)         The transferee delivers to the Partnership a written instrument agreeing to be bound by the terms of this Agreement and assume all obligations of the transferor under this Agreement with respect to the Units being transferred;

(iii)        The Transfer will not result in the Partnership being subject to the Investment Company Act of 1940, as amended; and

(iv)        The Transfer will not cause the Partnership to be treated as a “publicly traded partnership” within the meaning of the Code and Regulations.

(c)         No transferee of a Partner’s Unit or interest in the Partnership shall become a Substituted Partner unless such transfer shall be made in compliance with Section 7.2(a) and (b) and:

(i)          the General Partner shall have consented to the admission of such transferee as a Substituted Partner; and

(ii)         the transferring Partner and the transferee shall have executed and acknowledged such other instruments as the General Partner may deem necessary and desirable.

(d)         A transferee of a Partner’s Unit or interest in the Partnership that is not admitted as a Substituted Partner shall become an Economic Owner.

(e)         Each Partner hereby acknowledges the reasonableness of the prohibition contained in this Section 7.2 in view of the purposes of the Partnership and the relationship of the Partners. Any Person to whom Units or interests in the Partnership are attempted to be transferred in violation of this Section 7.2 shall not be entitled to vote on matters coming before the Partners, participate in the management of the Partnership, act as an agent of the Partnership, receive distributions from the Partnership or have any other rights in or with respect to the Units or interests in the Partnership.

7.3          Drag-Along Rights.

(a)         If the General Partner elects to consummate a sale of all of the Units or equity interests in the Partnership (including by merger, consolidation, reorganization or combination of the Partnership) to any independent third party (each such transaction referred to as a “Sale”), the General Partner shall notify the Partners and Economic Owners in writing of such Sale and provide a description of the Sale setting forth the reasonable details, terms, and conditions thereof. Upon request by the General Partner, each Partner and Economic Owner will consent to and raise no objections to the proposed transaction, and will take all other actions reasonably necessary or desirable to cause the consummation of such Sale on the terms proposed by the General Partner. The obligations of the Partners and Economic Owners pursuant to this Section 7.3(a) with respect to a Sale are subject to the following conditions: (x) the consideration payable upon consummation of such Sale to all of the Partners and Economic Owners shall be allocated among the Partners and Economic Owners as set forth in Section 4.1(a), and (y) upon the consummation of the Sale, all of the Partners and Economic Owners who own the same class of securities shall receive the same form of consideration per Unit as the other holders of the same class of securities. Each Partner agrees to be bound by agreements with respect to indemnification obligations, amounts paid into escrow, amounts subject to holdbacks or amounts subject to post-closing purchase price adjustments, and agreements to appoint representatives; provided, that any such indemnification, escrow, holdback and adjustment obligations undertaken by any Partner (A) shall be in the reverse order of the distributions pursuant to Section 4.1(a) (i.e., Partners and Economic Owners having the lowest priority of distributions having the first obligation with respect to any such indemnification, escrow, holdback and adjustment obligations), and (B) shall not exceed the total amount of consideration received by such Partner in connection with such Sale (except with respect to representations and warranties relating solely to such Partner, including title to any Units).

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(b)         To the extent that a Partner or Economic Owner does not take any actions when requested by the General Partner pursuant to this Section 7.3, each such Partner or Economic Owner hereby constitutes and appoints the General Partner as such Partner’s or Economic Owner’s true and lawful Attorney-in-Fact and authorizes the Attorney-in-Fact to execute on behalf of such Partner or Economic Owner any and all documents and instruments which the Attorney-in-Fact deems necessary and appropriate in connection with the Sale. The foregoing power of attorney is irrevocable and is coupled with an interest.

7.4          Withdrawal of Partners.  No Limited Partner shall have the right to withdraw from the Partnership, except in the case of an Involuntary Withdrawal or transfer of all of such Partner’s Units in accordance with the terms of this Agreement. Immediately upon the occurrence of an Involuntary Withdrawal, the successor(s) of the Partner so withdrawing shall thereupon become Economic Owner(s) but shall not become Partner(s).

7.5          Repurchase of Service Partner’s Common Units.  Notwithstanding anything to the contrary contained herein, all Common Units held by a Service Partner or beneficially owned by any Service Partner or any of his or her transferees (the “Covered Units”) shall be subject to the Partnership’s right of repurchase or forfeiture under the circumstances and on the terms and conditions specified below.

(a)         Repurchase and Forfeiture Upon Termination.  If any Service Partner’s employment or service with the Employer is terminated:

(i)          (x) by the Employer for any reason other than for Cause, (y) by the Service Partner, or (z) as a result of the Service Partner’s death or disability, the Partnership shall have the right, but not the obligation, pursuant to procedures described in Section 7.5(c), to purchase all of such Service Partner’s Covered Units for an aggregate price equal to the Fair Market Value of the Covered Units to be purchased as of the date of such termination of employment; and

(ii)         by the Employer for Cause, all of such Service Partner’s Covered Units shall be forfeited as of the effective date of such termination of employment without any act by the General Partner, the Partnership or any Partner.

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The repurchase option described in clause (i) above shall be exercisable by the General Partner by delivery of written notice to such Service Partner (or his Permitted Transferees) or his executor or personal representative, as applicable, within 180 days of the effective date of such Service Partner’s termination of employment or service with Employer.

(b)         Partnership’s Rights Upon Breach of Restrictive Covenant, Competition with the Partnership or General Partner Determined Cause Event.

(i)          If any Service Partner breaches any Restrictive Covenant, the Partnership shall have the right, but not the obligation, to cause the forfeiture of any Covered Units.

(ii)         In the event of a General Partner Determined Competition or General Partner Determined Cause Event with respect to a Service Partner, the Partnership shall have the right, but not the obligation pursuant to procedures described in Section 7.5(c), to purchase all of such Service Partner’s Covered Units for an aggregate price equal to the Fair Market Value of such Units as of the closing date of such repurchase event; provided that the Partnership shall have the right to cause the forfeiture of all of such Covered Units if the event giving rise to such General Partner Determined Competition is that such Service Partner competed with the Partnership and/or its Subsidiaries while employed by or providing services to the Partnership and/or its Affiliates.

(iii)        The foregoing option shall be exercisable by the General Partner by written notice to such Service Partner or his executor or personal representative, as applicable, on or before 180 days after the date such breach or event is discovered by the Partnership.

(c)          Repurchase Procedures.

(i)          The Partnership shall have the right, but not the obligation, to purchase all or any non-forfeited Covered Units held by a Service Partner by sending written notice to the Service Partner within the 180-day period described in Section 7.5(a) or Section 7.5(b) above, as applicable. Such a notice shall specify the closing date for the repurchase of any Covered Units by the Partnership.

(ii)         The purchase price for the Covered Units shall be paid by the Partnership, in the General Partner’s election, (x) in cash at closing, (y) by delivery of an unsecured promissory note subordinated and junior in right of payment to all other indebtedness of the Partnership, with customary terms and conditions, including interest at a rate equal to the Applicable Federal Rate, and payable in sixteen equal quarterly installments of principal together with accrued interested thereon, with the first installment due on the first day of the first quarter after the closing and the subsequent quarterly installments due on the first day of the successive sixteen quarters (a “Repurchase Note”), or (z) in any combination thereof; provided, however, that, in the event that the Partnership repurchases any Covered Units pursuant to Section 7.5(a)(i), the purchase price shall be paid by the partnership (A) in an amount in cash at closing equal to the lesser of the (I) the purchase price, (II) $250,000 ($500,000, with respect to Scott D. Dorfman), and (III) the maximum amount permitted to be paid by the Partnership under its or any of its Subsidiaries credit facilities and (B) by delivery of a Repurchase Note in the principal amount equal to the purchase price for the Covered Units minus the amount paid in cash pursuant to clause (A).

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(iii)        If any Person required to sell Covered Units pursuant to this Section 7.5 fails, for any reason, to tender the instruments reasonably required for the purchase and sale of the Covered Units at the time and place specified by the Partnership, such Person shall be deemed to have assigned all of his right, title and interest in and to the Covered Units to the Partnership and such Person shall cease to have any rights with respect to the Covered Units except only to receive the purchase price therefor as computed pursuant to this Section 7.5 and such Transferred Units shall be deemed cancelled on the Partnership’s books and shall no longer be outstanding.

(iv)        In the event the Partnership exercises its repurchase right with respect to any Covered Units in accordance with Section 7.5(a) or Section 7.5(b) above, the Partnership shall have the right, in the General Partner’s sole discretion, to pay for such Covered Units by causing the Partnership to first distribute to the applicable Service Partner shares of stock of the Company with “fair market value” equal to the purchase price for such Covered Units (such shares of the Company, the “Redemption Shares”), in which case the Company shall immediately repurchase the Redemption Shares from the Service Partner, and the Service Partner shall sell to the Company the Redemption Shares, under the same terms and conditions as the terms and conditions applicable to such repurchased Covered Units.

7.6          Repurchase of Service Partner’s Preferred Units.

(a)         Upon the occurrence of a Rollover Buyback Event with respect to a Rollover Securityholder, the Partnership shall have the right, but not the obligation pursuant to procedures described in Section 7.5(c) (except that any references to “Covered Units” shall be deemed to refer to “Preferred Units”), to purchase all of the Preferred Units held by any of such Rollover Securityholder (and his Affiliates) for an aggregate price equal to the Fair Market Value of such Preferred Units as of the closing date of such Rollover Buyback Event. The foregoing option shall be exercisable by written notice to such Rollover Securityholders on or before 180 days after the date such Rollover Buyback Event is discovered by the Partnership or the General Partner makes such determination.

(b)         In the event that the foregoing option is exercised, the notice thereof will be accompanied by the General Partner’s determination of the Fair Market Value of such Preferred Units.

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7.7          Incorporation.  The Partners hereby agree that, upon the approval of the General Partner of a plan to incorporate the Partnership or merging the Partnership into an Affiliate of SCP to effectuate a consummation of an initial public offering of the Partnership (the “Incorporation Plan”) in any transaction intended to qualify under Section 351 (or any successor provision) of the Code, and which maintains the relative rights (including distribution rights) of the Units hereunder (the “Section 351 Transaction”), each Partner will consent to and raise no objections to the proposed Section 351 Transaction, and will take all other actions reasonably necessary or desirable to cause the consummation of the Section 351 Transaction on the terms proposed by the General Partner, including but not limited to, each Partner will transfer such Partner's Units to a corporation specifically formed for such purpose or to such Affiliate of SCP (each of such new corporation and Affiliate of SCP, the “Corporation”) in exchange for stock of the Corporation. The Corporation shall issue its stock in the Section 351 Transaction in accordance with the Incorporation Plan, which shall specify the classes of stock for which the Units shall be exchanged and which shall attach as an exhibit the form of organizational document which shall set forth the rights and privileges of such classes of stock; provided that such classes of stock shall provide for comparable economic, governance, priority and other rights and privileges as in effect immediately prior to the Incorporation Plan, in each case, to the extent such governance and other rights (other than comparable economic rights) are permitted under applicable laws and regulatory requirements.

7.8          Tag-Along Right.  Notwithstanding any consent given by the General Partner pursuant to Section 7.2, in the event that SCP, SCP Parallel or any of their respective Affiliates that is a Partner (each, a “Selling Partner”) receives from an independent third party a bona fide offer to purchase all or any portion of the Preferred Units held by such Selling Partner (the “Transfer Units”), other than pursuant to a Sell-Down Transaction, and the Selling Partner wishes to accept such offer, the Selling Partner may engage in such sale as long as the Rollover Securityholders holding Preferred Units (each such Partner, a “Tag-Along Partner”) shall be afforded the right to sell to such transferee (such transfer, a “Tag-Along Sale”) simultaneously therewith (on the same general terms and conditions as the terms and conditions set forth in the offer received by the Selling Partner) a number of Preferred Units determined as provided in this Section 7.8 (the “Tag-Along Right”). The Selling Partner shall send a written notice to each Tag-Along Partner, which notice shall contain the number of Preferred Units the Selling Partner desires to sell, the name of the prospective transferee, the consideration offered in connection therewith, and all other material information about the proposed sale and the proposed transferee as has been provided to the Selling Partner (the “Sale Offer”). Each Tag-Along Partner may elect to participate in the contemplated sale by delivering written notice of such election to the Selling Partner within fifteen (15) days after delivery of the Sale Offer. The number of Preferred Units which such Tag-Along Partner shall be entitled to sell pursuant to this Section 7.8 shall equal the product of (1) the total number of Preferred Units to be sold in the contemplated sale multiplied by (2) the quotient determined by dividing (x) the number of Preferred Units owned by such Tag-Along Partner, by (y) the aggregate number of Preferred Units owned by the Selling Partner and the Tag-Along Partners who elected to participate in such sale. This Section 7.8 shall not apply to, and shall terminate upon the consummation of, a public offering that is registered under the Securities Act.

Article VIII
Dissolution, Liquidation, and Termination of the Partnership

8.1          Events of Dissolution.  The Partnership shall be dissolved upon the decision of the General Partner to liquidate or dissolve the Partnership.

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8.2          Procedure for Winding Up and Dissolution.

(a)         If the Partnership is dissolved, the General Partner shall wind up its affairs. On the winding up of the affairs of the Partnership, the assets of the Partnership shall be distributed in the following order of priority:

(i)          first, to pay the costs and expenses of the winding up, liquidation and termination of the Partnership;

(ii)         second, to creditors of the Partnership, including any liabilities and obligations payable to the Partners or Affiliates of the Partners;

(iii)        third, to establish reserves determined by the General Partner to be reasonably adequate to meet any and all contingent or unforeseen liabilities or obligations of the Partnership; and

(iv)        fourth, in accordance with Section 4.1(a).

(b)         Notwithstanding anything to the contrary in this Agreement, upon a liquidation within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), if any Partner has a deficit Capital Account balance (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership and the deficit balance in such Partner’s Capital Account shall not be considered an asset of the Partnership or as a debt owed by such Partner to the Partnership or to any other Person for any purpose whatsoever.

8.3          Certificate of Cancellation.  On completion of the distribution of Partnership assets as provided herein, the Partnership is terminated, and shall file a certificate of cancellation with the Secretary, cancel any other filings made pursuant to Section 2.1 and take such other actions as may be necessary to terminate the Partnership.

Article IX
Books, Records, Accounting, and Tax Elections

9.1          Bank Accounts.  All funds of the Partnership shall be deposited in a bank account or accounts maintained in the Partnership’s name. The General Partner shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

9.2          Books and Records.

(a)          The General Partner shall keep or cause to be kept complete and accurate books and records of the Partnership and supporting documentation of the transactions with respect to the conduct of the Partnership’s business. The records shall include, but not be limited to, a copy of the Certificate of Limited Partnership and this Agreement and all amendments to the Certificate of Limited Partnership and this Agreement, a current list of the names and last known business, residence, or mailing addresses of all Partners, and the Partnership’s Federal, state or local tax returns.

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(b)         The books and records shall be kept on the cash or accrual method of accounting, as determined from time to time by the General Partner, and shall be maintained in accordance with sound accounting practices and shall be available at the Partnership’s principal office for examination by any Preferred Limited Partner (and not any other Partner) or such Partner’s duly authorized representative at any and all reasonable times during normal business hours. Each such Partner shall reimburse the Partnership for all costs and expenses incurred by the Partnership in connection with such Partner’s inspection and copying of the Partnership’s books and records.

(c)         All matters concerning (i) the determination of the relative amount of allocations and distributions among the Partners pursuant to Articles III and IV, and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner in good faith and in the exercise of its reasonable business judgment, whose determination shall be final and conclusive as to all of the Partners absent manifest clerical error.

9.3          Annual Accounting Period.  The annual accounting period of the Partnership shall end on December 31. The Partnership’s taxable year shall be selected by the General Partner, subject to the requirements and limitations of the Code.

9.4          Reports.  Within one hundred fifty (150) days after the end of each taxable year of the Partnership, the General Partner shall use its good faith efforts to cause to be sent to each Preferred Limited Partner a complete accounting (including audited financial statements) of the affairs of the Partnership for the taxable year then ended. In addition, within ninety (90) days after the end of each taxable year of the Partnership, the General Partner shall use its good faith efforts to cause to be sent to each Person who was a Partner at any time during the taxable year then ended, that tax information concerning the Partnership which is necessary for preparing the Partner’s income tax returns for that year.

9.5          Tax Matters Partner; Tax Elections.  The General Partner is hereby designated the “tax matters partner” of the Partnership. The General Partner may make any tax elections for the Partnership allowed under the Code, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Partnership. The General Partner may, in its reasonable discretion, make or revoke the election referred to in Section 754 of the Code.

9.6          Title to Partnership Property.  All real and personal property acquired by the Partnership shall be acquired and held by the Partnership in its name.

Article X
General Provisions

10.1        Further Assurances. Each Partner shall execute all such certificates and other documents and shall do all such filing, recording, publishing and other acts as the General Partner deems appropriate to comply with the requirements of law for the formation and operation of the Partnership and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Partnership.

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10.2        Notifications.  Except as otherwise provided in this Agreement, any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted hereunder must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested, sent by facsimile or sent by recognized overnight delivery service. A notice must be addressed to a Partner at the Partner’s last known address (or facsimile number) on the records of the Partnership. A notice to the Partnership must be addressed to the Partnership at the Partnership’s principal office (or facsimile number). A notice delivered personally will be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. A notice sent by facsimile will be deemed given on the next business day after the date of such delivery so long as a copy also is sent by other means permitted hereunder. A notice sent by recognized overnight delivery service will be deemed given when received or refused. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

10.3        Specific Performance.  The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party to this Agreement who may be injured (in addition to any other rights and remedies that may be available to such Person under this Agreement, any other agreement or under any law) shall be entitled (without posting a bond or other security) to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

10.4        Amendment; Waivers.

(a)         Except as expressly provided in this Section 10.4, this Agreement may be amended, modified or supplemented, and waivers of or consents to departures from the provisions hereof may be given, from time to time only by a written instrument approved by the General Partner and a Majority-in-Interest of the Preferred Limited Partners; provided that any amendment, modification or waiver that affects the economic rights of the Rollover Securityholders hereunder with respect to their Preferred Units in any manner that is adverse, material and disproportionate relative to the economic rights of the Preferred Units held by Sterling shall require the prior written consent of the Rollover Securityholders holding a majority of the Preferred Units held by the Rollover Securityholders; provided that the terms and conditions of any Additional Securities issued in accordance with this Agreement shall not be deemed to have adversely affected the Rollover Securityholders.

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(b)         Notwithstanding the foregoing, the General Partner shall have the right, without the consent of any Limited Partner, to amend this Agreement, including, without limitation, Exhibit A hereto, in such fashion as may be reasonably required to reflect any of the following transactions: (i) to reflect the issuance of Additional Securities and/or the admission of Substituted Partners or Additional Partners in accordance with the terms of this Agreement (including pursuant to Section 3.2 when the Partners did not exercise their preemptive rights and to reflect any corresponding modifications of the Partners’ Units, capital or other provisions of this Agreement as a result of any additional Capital Contributions pursuant to Sections 3.2(a) and (b)), (ii) to make changes and additions necessary to reflect the terms of interests issued pursuant to Section 3.2, (iii) to cure any ambiguity or to correct or supplement any provision herein that may be inconsistent with any other provision herein, or (iv) to delete or add any provision in this Agreement required to be deleted or added by a state “Blue Sky” commissioner or similar such official, which deletion or addition is deemed by such official to be for the benefit of the Partners. The Partners hereby specifically consent to an amendment of this Agreement from time to time in such manner as is reasonably determined in good faith by the General Partner, upon the advice of counsel for the Partnership, to be necessary or reasonably helpful to ensure that the allocations of profits and losses and individual items thereof are given effect for federal income tax purposes, including any amendments determined by the General Partner, in consultation with counsel to the Partnership, to be necessary to comply with the Regulations under Section 704 of the Code, or, on or before the effective date of final regulations, to provide for (A) the election of a safe harbor under Regulations Section 1.83-3(1) (or any similar provision) under which the fair market value of an interest in the Partnership that is transferred in connection with the performance of services is treated as being equal to the liquidation value of that interest, (B) an agreement by the Partnership and all of its Partners to comply with the requirements set forth in such regulations and Internal Revenue Service Notice 2005-43 (and any other guidance provided by the Internal Revenue Service with respect to such election) with respect to all interests in the Partnership transferred in connection with the performance of services while the election remains effective, and (C) any other related amendments; provided that, without the consent of a Majority-in-Interest of the Preferred Limited Partners, no election or amendment shall be made pursuant to this Section 10.4(b) if the safe harbor, when finalized, is substantially different from that set forth in Notice 2005-43 and the application of the safe harbor would result in materially adverse consequences to the Partners.

10.5        Arbitration; Submission to Jurisdiction.

(a)         Subject to Section 10.3, with respect to disputes, problems or claims arising out of or in connection with this Agreement (“Disputes”), the Partners shall, in good faith, use their reasonable best efforts to resolve the Dispute. If after such efforts the Partners are unable within ten (10) days of the arising of the Dispute to resolve the Dispute in good faith, they shall promptly mutually agree upon a qualified, independent third party experienced in the area in Dispute to resolve such Dispute within thirty (30) days of the date the Dispute is first submitted to such independent third party. The determination(s) of such qualified, independent third party shall be final and binding for purposes of this Agreement. Notwithstanding the foregoing, in the event (i) such third party is unable to make a determination within said thirty (30) day period, or (ii) the Partners are unable to agree upon a third party to resolve the Dispute, either party may submit to final and binding arbitration before JAMS/Endispute (“JAMS”), with an office located in Chicago, Illinois, or its successor, pursuant to the Federal Arbitration Act, 9 U.S.C. Sec. 1et sec. Either party may commence the arbitration process called for in this Agreement by filing a written demand for arbitration with JAMS, with a copy to the other party. The arbitration will be conducted in Chicago, Illinois, in accordance with the provisions of JAMS Streamlined Arbitration Rules and Procedures in effect at the time of filing of the demand for arbitration. The parties will cooperate with JAMS and with one another in selecting an arbitrator from JAMS panel of neutrals, and in scheduling the arbitration proceedings. The provisions of this Section 10.5(a) with respect to the arbitration before JAMS may be enforced by any court of competent jurisdiction, and the parties seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney’s fees, to be paid by the parties against whom enforcement is ordered. Each party agrees to pay its own legal fees and expenses in the event of any such arbitration. The parties hereto agree that this Section 10.5(a) has been included to rapidly and inexpensively resolve any disputes between them with respect to the matters described above, and that this paragraph shall be grounds for dismissal of any court action commenced by any party with respect to a dispute arising out of such matters.

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(b)         Consent to Jurisdiction. The parties hereto hereby irrevocably submit themselves to the exclusive jurisdiction of state courts of the State of Illinois or the federal courts sitting in the State of Illinois for the purpose of enforcing any arbitration decision that may be issued pursuant to Section 10.5(a) hereof or obtaining any court order pursuant to Section 10.3. The parties hereto hereby individually agree that they shall not assert any claim that they are not subject to the jurisdiction of such courts, that the venue is improper, that the forum is inconvenient or any similar objection, claim or argument. Service of process on any of the parties hereto with regard to any such action may be made by mailing the process to such Persons by regular or certified mail to the address of such Person specified in Section 10.2.

10.6        GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBIT HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF DELAWARE.

10.7        Notice to Partners of Provisions. By executing this Agreement, each Partner acknowledges that such Partner has actual notice of (a) all of the provisions hereof (including the restrictions on Transfer set forth herein), and (b) all of the provisions of the Certificate of Formation of the Partnership.

10.8        Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document, or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. The use of the words “or,” “either,” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

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10.9        Severability. Each provision hereof shall be considered separable. The invalidity or unenforceability of any provisions hereof in any jurisdiction shall not affect the validity, legality or enforceability of the remainder hereof in such jurisdiction or the validity, legality or enforceability hereof, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law. If, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair or affect the other provisions herein.

10.10      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document.

10.11      Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses from the non-prevailing party in addition to any other available remedy.

10.12      Agreement With Respect to Partners. With respect to the Partners, it is agreed that none of their respective parents, subsidiaries, Affiliates, investors, officers, directors, shareholders, partners, members, employees, agents, representatives, equity or debt holders, or any of their respective parents, subsidiaries, Affiliates, investors, officers, directors, members, shareholders, employees, agents, representatives, equity or debt holders, shall have any obligation or liability for any reason, under or in any way related to this Agreement. This paragraph is intended to and shall preclude the Partners from alleging or pursuing any claim that depends on or is based in the doctrine of “alter ego”, “piercing the corporate veil” or any other argument or law seeking to hold any person or entity other than the entities that are signatories to this Agreement responsible for any obligation that may arise as a result of this Agreement.

10.13      Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and permitted assigns.

10.14      Entire Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

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10.15      Delivery by Facsimile. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

*      *      *      *      *

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IN WITNESS WHEREOF, the undersigned has executed this Limited Partnership Agreement of Blue Eagle Holdings, L.P. as of the date first written above.

General Partner:

By:

Limited Partners:

, LP

By:
Name:
Title:

By:

Name:
Title:

EXHIBIT A

(as of _______, 2014) *

Name of Partner	Preferred Units	Preferred Base Amount
Sterling Capital Partners IV, L.P. (Limited Partner)
SCP IV Parallel, L.P. (Limited Partner)
Scott Dorfman (Limited Partner)
Larry Hanger (Limited Partner)
Robert Toner (Limited Partner)
Totals

[_________] Common Units are reserved for issuance upon exercise of options issued under the Option Plan.

EXHIBIT B

Advisory Services Agreement